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                                                                     Exhibit 2.1

                       STOCK AND ASSET PURCHASE AGREEMENT


                  STOCK AND ASSET PURCHASE AGREEMENT, dated as of July 26, 1999 (this "AGREEMENT"), among Century Aluminum Company, a Delaware corporation ("CENTURY"), Century Aluminum of West Virginia, Inc., a Delaware corporation ("CENTURY WV" and, together with Century, the "SELLERS") and Pechiney Rolled Products LLC, a Delaware limited liability company (the "PURCHASER").


                              W I T N E S S E T H:

                  WHEREAS, the Sellers, directly and indirectly, are engaged in the Business (as defined herein);

                  WHEREAS, Century WV desires to sell to the Purchaser, and the Purchaser desires to purchase from Century WV, all right, title and interest of Century WV in and to property and assets relating to the Rolling Business (as defined herein), and in connection therewith the Purchaser is willing to assume certain liabilities of Century WV and Century relating thereto, all upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, Century desires to sell to the Purchaser, and the Purchaser desires to purchase from Century, 100 shares (the "SHARES") of common stock ("COMMON STOCK"), par value $1.00 per share, of Century Cast Plate, Inc. ("CENTURY CP"), upon the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                  "ACTION" means any claim, action, charge, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

                  "ADJUSTED REFERENCE NET WORKING CAPITAL" means an amount equal to the Net Working Capital reflected on the Reference Balance Sheet plus (a) the Adjusted Pre-Closing
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NWC Increase in the event the Purchase Price is adjusted upward pursuant to
Section 2.08(b) or (b) minus the Adjusted Pre-Closing NWC Decrease in the event the Purchase Price is adjusted downward pursuant to Section 2.08(b); provided that if the Purchase Price is not adjusted pursuant to Section 2.08, the Adjusted Reference Net Working Capital shall equal the Net Working Capital reflected on the Closing Balance Sheet.

                  "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

                  "AGREEMENT" means this Stock and Asset Purchase Agreement, dated as of July 26, 1999, among the Sellers and the Purchaser (including the Exhibits and Schedules hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 11.09.

                  "ANCILLARY AGREEMENTS" means the Bill of Sale, the Deed, the Assumption Agreement, the Molten Aluminum Purchase Agreement, the Shared Services Agreement, the Management Services Agreement, the Vernon Indemnity Agreement and the Ravenswood Indemnity Agreement.

                  "ASSETS" means the Shares and the Rolling Assets.

                  "ASSUMPTION AGREEMENT" means the Assumption Agreement to be executed by the Purchaser and Century WV on the Closing Date substantially in the form of Exhibit A.

                  "BILL OF SALE" means the Bill of Sale and Assignment to be executed by Century WV on the Closing Date substantially in the form of Exhibit B.

                  "BUSINESS" means the Rolling Business and the business of the manufacture by Century CP and sale thereof of cast aluminum plate (meaning all products that are cast through a horizontal or vertical process which produces plates with thickness of more than 1/4 inch) as conducted immediately prior to the date hereof.

                  "BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

                  "CLOSING BALANCE SHEET" means the statement of assets and liabilities of the Business, to be prepared pursuant to Section 2.09(a) and to be dated as of the Closing Date.

                  "CODE" means the Internal Revenue Code of 1986, as amended through the date hereof.

                  "CONFIDENTIALITY AGREEMENT" means the letter agreement dated January 4, 1999 between Century and Pechiney, a French societe anonyme.




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                  "CONTROL" (including the terms "CONTROLLED BY" and "UNDER
COMMON CONTROL WITH"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

                  "DEED" means the deed to be executed by Century WV on the Closing Date substantially in the form of Exhibit C in order to convey to the Purchaser the Ravenswood Owned Real Property.

                  "DESIGNATED AMOUNT" means U.S.$1,000,000.

                  "DISCLOSURE SCHEDULE" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

                  "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

                  "ENVIRONMENTAL CLAIMS" means any and all actions, suits, demands or demand letters by any Governmental Authority, claims, liens, notices of noncompliance or violation by any Governmental Authority, notices of liability or potential liability by any Governmental Authority, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials.

                  "ENVIRONMENTAL LAW" means any Law, and any legally binding judicial or administrative interpretation thereof, in each case in effect as of the Closing, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

                  "ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

                  "ESSENTIAL FACILITIES" means the real property and assets identified as such in the Shared Services Agreement.


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                  "GOVERNMENTAL AUTHORITY" means any United States federal,
state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

                  "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                  "HAZARDOUS MATERIAL" means petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls ("PCB" or "PCBs") and any other chemicals, materials or substances, in each case and to the extent regulated under any applicable Environmental Law.

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "INDEBTEDNESS" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (d) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (e) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

                  "INTELLECTUAL PROPERTY" means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) national (including the


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United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (d) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions, (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions, (f) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (k) all rights to sue and recover and retain damages and costs and attorneys' fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

                  "INVENTORIES" means all inventory, merchandise, work-in-progress, finished goods, and raw materials related to the Business, maintained, held or stored by or for the Sellers or Century CP in respect of the Business on the Closing Date and any prepaid deposits for any of the same.

                  "IRS" means the Internal Revenue Service of the United States.

                  "KNOWLEDGE OF THE SELLERS" or "TO THE SELLERS' KNOWLEDGE" means the knowledge of any of (a) any officer of the Sellers or Century CP or
(b) any Senior Manager, but only in respect of a Senior Manager's department or area; which in each case shall be deemed to include the knowledge which any such person would have had if they had made reasonable inquiry.

                  "LAW" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, requirement or rule of common law.

                  "LLC" means the limited liability company established pursuant to the LLC Agreement to own the Essential Facilities.


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                  "LLC AGREEMENT" means the limited liability company agreement to be entered into between Century WV and the Purchaser pursuant to the Shared Services Agreement.

                  "LEASED REAL PROPERTY" means the real property leased pursuant to the office leases listed in Schedule 1.01(a).

                  "LIABILITIES" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

                  "LICENSED INTELLECTUAL PROPERTY" means all Intellectual Property licensed or sublicensed from a third party by (a) Century WV and used in connection with the Business or (b) Century CP.

                  "MAJOR CUSTOMER" means The Boeing Company.

                  "MANAGEMENT SERVICES AGREEMENT" means the Management Services Agreement to be entered into between Century and the Purchaser, in the form attached hereto as Exhibit D.

                  "MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on, the Business that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business: (a) is, or is reasonably likely to be, materially adverse to the Business or the assets or liabilities (including, without limitation, contingent liabilities), results of operations or the condition (financial or otherwise) of the Business, taken as a whole, or
(b) materially adversely affects, or is reasonably likely to materially adversely affect, the ability of the Purchaser to operate or conduct the Business in the manner in which it is currently operated or conducted, except, in each case for such circumstances, changes or effects resulting from changes in general economic market conditions or changes that generally affect businesses of the same type as the Business.

                  "MOLTEN ALUMINUM PURCHASE AGREEMENT" means the Molten Aluminum Purchase Agreement to be entered into between Century WV and the Purchaser, in the form attached hereto as Exhibit E.

                  "NET WORKING CAPITAL" means the excess of the current assets over the current liabilities (in each case as set forth on Schedule 1.01(b)) shown on any specified statement of assets and liabilities of the Business prepared on a basis consistent with the preparation of the Reference Balance Sheet.

                  "OWNED INTELLECTUAL PROPERTY" means all Intellectual Property in and to which Century WV or Century CP holds, or has a right to hold, right, title and interest and which, in the case of Century WV, is used in connection with the Business.


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                  "OWNED REAL PROPERTY" means the Ravenswood Owned Real Property and the Vernon Owned Real Property.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "PBGC AGREEMENT" means the agreement described in Section
6.07.

                  "PERMITTED ENCUMBRANCES" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's, converters', warehousemen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its present purposes.

                  "PERMITTED PROPERTY ENCUMBRANCES" means the encumbrances listed in Schedule 1.01(c).

                  "PERSON" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  "PURCHASER'S ACCOUNTANTS" means PricewaterhouseCoopers, independent accountants of the Purchaser.

                  "RAVENSWOOD INDEMNITY AGREEMENT" means the indemnification agreement relating to the Rolling Business to be entered into between Century WV and the Purchaser, in the form attached hereto as Exhibit F.

                  "RAVENSWOOD OWNED REAL PROPERTY" means the real property listed in Schedule 1.01(d), together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

                  "REAL PROPERTY" means the Leased Real Property and the Owned Real Property.


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                  "RECEIVABLES" means any and all accounts receivable, notes and other amounts receivable from customers arising from the conduct of the Business before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

                  "REFERENCE BALANCE SHEET" means the statement of assets and liabilities of the Business, dated as of December 31, 1998, a copy of which is set forth in Section 3.07(a)(i) of the Disclosure Schedule.

                  "REFERENCE BALANCE SHEET DATE" means December 31, 1998.

                  "REGULATIONS" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

                  "RELEASE" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like of Hazardous Materials into or upon any land or water or air or otherwise entering into the environment.

                  "REMEDIAL ACTION" means all action to (i) clean up, remove, treat or handle in any other way Hazardous Materials in the environment; (ii) restore or reclaim the environment or natural resources with respect to Hazardous Materials; (iii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment; or (iv) perform remedial investigations, feasibility studies, corrective actions, closures and postremedial or postclosure studies, investigations, operations, maintenance and monitoring on, about or in any Real Property in each case in respect of Hazardous Materials.

                  "ROLLING BUSINESS" means the business of the casting operation and the manufacture of flat-rolled sheet aluminum (including, without limitation, plate and coil, distributor coil, flat sheet and brazing sheet), in each case at the Ravenswood, West Virginia facility of Century WV and the sale of such products, all as conducted immediately prior to the date hereof.

                  "SELLERS' ACCOUNTANTS" means Deloitte & Touche, L.P., independent accountants of the Sellers.

                  "SENIOR MANAGERS" means the individuals holding, or performing the functions corresponding to, the positions listed in Schedule 1.01(e).

                  "SHARED SERVICES AGREEMENT" means the Shared Services Agreement dated the date hereof between Century WV and the Purchaser.

                  "SUBSIDIARIES" means any and all corporations, partnerships, joint ventures, associations and other entities controlled by Century directly or indirectly (other than Century WV) through one or more intermediaries.


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
                  "TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, and similar charges.

                  "U.S. GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

                  "VERNON INDEMNITY AGREEMENT" means the indemnification agreement relating to Century CP to be entered into between Century and the Purchaser, in the form attached hereto as Exhibit G.

                  "VERNON OWNED REAL PROPERTY" means the real property listed in
Schedule 1.01(f), together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

                  SECTION 1.02. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

              Term                                                  Section
              ----                                                  -------
              Adjusted Pre-Closing NWC Decrease                     2.08(b)
              Adjusted Pre-Closing NWC Increase                     2.08(b)
              Agreed Estimated Net Working Capital                  2.08(a)
              Alcoa                                                 3.17(a)(x)
              Alcoa Agreement                                       6.12
              Alcoa Plans                                           6.13(a)
              Allocation Statement                                  2.04(b)
              Assumed Liabilities                                   2.02(a)
              Business Assets                                       3.20(a)
              Century                                               Preamble
              Century Common Stock                                  Recitals
              Century CP                                            Recitals
              Century CP Plan                                       3.22(h)
              Century CP Plans                                      3.22(h)
              Century WV                                            Preamble
              Century WV Shares                                     3.02(a)


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
              Term                                                 Section
              -----                                                -------
              Closing                                               2.05
              Closing Date                                          2.05
              Code section 338(h)(10) Election                      7.07(a)
              Collateral                                            8.02(d)
              Common Stock                                          Recitals
              Covered Products                                      5.07(a)
              Default Estimated Net Working Capital                 2.08(a)
              Disclosure Schedule Supplements                       3.31
              Disclosure Schedule Supplement                        5.05(a)
              Elections                                             7.07(a)
              Employee Amounts                                      6.06
              ERISA                                                 3.22(a)
              Excluded Assets                                       2.01(b)
              Excluded Liabilities                                  2.02(b)
              Final Determination                                   7.04
              Financial Statements                                  3.07(a)
              Form 8023                                             7.07(b)
              Former Employees                                      6.03(b)
              Indemnified Party                                     9.04(a)
              Indemnifying Party                                    9.04(a)
              Independent Accounting Firm                           2.09(b)(ii)
              Independent Expert                                    9.05(b)
              Initial Transfer Amount                               6.03(e)
              Kaiser                                                3.17(a)(x)
              Lockheed                                              8.02(l)
              Loss                                                  9.02(a)
              Market Risk Period                                    6.03(g)
              Material Contracts                                    3.17(a)
              Material Licenses                                     3.30
              Money Market Vehicle                                  6.03(g)
              Multiemployer Plan                                    3.22(b)
              Multiple Employer Plan                                3.22(b)
              New Collective Bargaining Agreement                   2.10(a)
              New Defined Benefit Plans                             6.03(a)
              New Vernon Plans                                      6.13(a)
              Old Collective Bargaining Agreement                   2.10(a)
              PBO Amount                                            6.03(g)
              Plans                                                 3.22(a)
              Purchase Price                                        2.04(a)
              Purchaser                                             Preamble
              Purchaser Indemnified Party                           9.02(a)
              Purchaser's Actuary                                   6.03(d)
              Purchaser's Defined Contribution Plans                6.11

              Term                                                  Section
              ----                                                  -------
              Reduction Facility                                    2.01(b)(v)
              Restricted Period                                     5.07(a)
              Returns                                               7.02
              Rolling Assets                                        2.01(a)
              Safe Harbor Assumptions                               6.03(d)
              Section 9.02(a)(iii) Loss                             9.05(b)
              Section 9.03 Loss                                     9.05(b)
              Selected Business Assets                              3.20(a)
              Seller Indemnified Party                              9.03(a)
              Sellers' Actuary                                      6.03(d)
              Sellers' Defined Contribution Plans                   6.11
              Sellers Estimated Net Working Capital                 2.08(a)
              Sellers' Pension Plans                                6.03(b)
              Sellers' Recitals
              Shared Intellectual Property                          5.12
              Shares                                                Recitals
              Third Party Claims                                    9.04(a)
              Title Company                                         8.02(n)
              Title Policy                                          8.02(n)
              Transferred Benefits                                  6.03(b)
              Transferred Employee                                  6.01
              True-Up Amount                                        6.03(e)
              True-Up Date                                          6.03(e)
              USWA                                                  8.02(k)
              Vernon Employees                                      6.13(a)
              WARN                                                  3.22(g)


                                   ARTICLE II

                                PURCHASE AND SALE

                  SECTION 2.01. Purchase and Sale of Assets. (a) On the terms and subject to the conditions of this Agreement, Century WV shall, on the Closing Date, sell, assign, transfer, convey and deliver to the Purchaser or cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, and the Purchaser shall purchase from Century WV, on the Closing Date, all the assets, properties, goodwill and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, directly or indirectly owned by Century WV or to which Century WV is directly or indirectly entitled and, in any case, belonging to or used in the Rolling Business, other than the Excluded Assets described in Section 2.01(b) (the assets to be purchased by the Purchaser being referred to as the "ROLLING ASSETS"), including, without limitation, the following:


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                  (i) the Rolling Business as a going concern;

                  (ii) all the Ravenswood Owned Real Property, and all rights in respect of the Leased Real Property;

                  (iii) all furniture, fixtures, equipment, machinery, spare parts, packaging materials, oil and other tangible personal property used or held for use by the Sellers at the locations at which the Rolling Business is conducted (including, without limitation, tangible personal property held in storerooms), or otherwise owned or held by the Sellers at the Closing Date for use in the conduct of the Rolling Business and not otherwise included in clause (ii) above, including, without limitation, the items listed in Schedule 2.01(a)(iii);

                  (iv) all vehicles and transportation equipment, including, without limitation, the items listed in Schedule 2.01(a)(iv);

                  (v) all Inventories of the Rolling Business;

                  (vi) all Receivables of the Rolling Business;

                  (vii) all books of account, general, environmental, health and safety, financial, tax and personnel records, claim and grievance records, environmental reports, invoices, technical records and drawings, shipping records, supplier lists, correspondence and other documents, records and files and all computer software and programs and any rights thereto owned, associated with or employed by the Sellers or used in, or relating to, the Rolling Business at the Closing Date, other than organization documents, minute and stock record books and the corporate seal of the Sellers;

                  (viii) the goodwill of the Sellers relating to the Rolling Business;

                  (ix) subject to Section 5.12, all the Sellers' right, title and interest in, to and under the Owned Intellectual Property and, the Licensed Intellectual Property used in, or relating to, the Rolling Business;

                  (x) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including rights to insurance proceeds relating to an Assumed Liability and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof), pertaining to, or arising out of, the Rolling Business and enuring to the benefit of the Sellers;

                  (xi) all sales and promotional literature, customer lists and other sales-related materials owned, used, associated with or employed by the Sellers at the Closing Date used in, or relating to, the Rolling Business;


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
                  (xii) all rights of the Sellers under all contracts, licenses, sublicenses, agreements, leases, commitments, and sales and purchase orders, and under all commitments, bids and offers (to the extent such offers are transferable), used in, or relating to, the Rolling Business including, without limitation, those listed in Schedule 2.01(a)(xii);

                  (xiii) all municipal, state and federal franchises, permits, licenses, agreements, waivers and authorizations held or used by the Sellers in connection with, or required for, the Rolling Business, to the extent transferable, including, without limitation, those listed in
         Schedule 2.01(a)(xiii);

                  (xiv) all the Sellers' right, title and interest on the Closing Date in, to and under all other assets, rights and claims of every kind and nature used in the operation of, or residing with, the Rolling Business;

                  (xv) to the extent contemplated in the Shared Services Agreement, the membership interest in the LLC; and

                  (xvi) all assets of the Rolling Business to the extent specifically reflected in the Closing Balance Sheet.

                  (b) The Rolling Assets shall exclude the following assets owned or leased by Century WV (the "EXCLUDED ASSETS"):

                  (i) all real property, whether owned or leased, together with, to the extent owned or leased, all buildings and other structures, facilities or improvements currently or hereafter located thereon, and all fixtures, systems and equipment attached or appurtenant thereto other than the Ravenswood Owned Real Property and the Leased Real Property;

                  (ii) all cash, cash equivalents and bank accounts owned by the Century WV at the Closing Date, including, without limitation, all deposits of Century WV as security for workers' compensation claims;

                  (iii) all rights of Century WV under this Agreement and the Ancillary Agreements;

                  (iv) the Oracle GEMMS software and any rights or claims in respect thereof;

                  (v) all the assets, properties and goodwill belonging to or used by Century WV in connection with its operation of its reduction facility in Ravenswood, West Virginia ("REDUCTION FACILITY") which are not also used in the operation of the Business;

                  (vi) in respect of assets, properties and goodwill used by both the Reduction Facility and the Rolling Business, such assets, properties and goodwill used primarily by the Reduction Facility;

                  (vii) the assets and properties ownership of which is to be retained by Century WV pursuant to the Shared Services Agreement; and

                  (viii) all rights to insurance proceeds, except to the extent relating to an Assumed Liability, under insurance policies of the Sellers.

                  SECTION 2.02. Assumption and Exclusion of Liabilities. (a) On the terms and subject to the conditions of this Agreement, the Purchaser shall, on the Closing Date, assume and shall agree to pay, perform and discharge when due the following Liabilities of Century WV (the "ASSUMED LIABILITIES"):

                  (i) all Liabilities relating to or arising from the operation of the Rolling Business on or after the Closing Date, except as otherwise provided in Article VI with respect to employee benefit matters;

                  (ii) subject to clause (iii) below, all Liabilities relating to or arising from the ownership or use of the Rolling Assets on or after the Closing Date, including, without limitation, all Liabilities under all claims, suits, actions, contracts, licenses, sublicenses, agreements, leases, commitments, and sales and purchase orders, and under all commitments, bids and offers;

                  (iii) all Liabilities relating to or arising out of Actions brought against the Rolling Business associated with employment actions, omissions or events, including, without limitation, employment discrimination claims and claims for workplace related injuries by employees which occurred or were incurred or accrued on or before the Closing Date; provided that no such Liabilities (other than workers' compensation claims) shall be assumed to the extent they (together with all Liabilities relating to or arising out of Actions (other than workers' compensation claims) brought against Century CP associated with employment actions, omissions or events which were incurred or accrued on or before the Closing Date) exceed $600,000, individually or in the aggregate;

                  (iv) all Liabilities relating to or arising from the matters set forth in Section 3.16(a) of the Disclosure Schedule (other than the Excluded Liabilities as set forth in Section 2.02(b)(vi));

                  (v) subject to Section 2.02(a)(iii), all Liabilities relating to or arising out of Actions brought against the Rolling Business before, on or after the Closing Date; and

                  (vi) all accrued liabilities of the Rolling Business to the extent specifically reflected in the Closing Balance Sheet.

                  (b) Notwithstanding subsection (a) above, Century WV shall retain responsibility for, and the Purchaser shall not assume or have any responsibility for, all Liabilities of Century WV as of the Closing Date other than the Assumed Liabilities (the "EXCLUDED LIABILITIES"), including, without limitation:

                  (i) except to the extent accrued on the Closing Balance Sheet in respect of the Rolling Business, all Taxes now or hereafter owed by the Sellers or any Affiliate of the Sellers, or attributable to the Rolling Assets or the Rolling Business, relating to any period, or any portion of any period, ending on or prior to the Closing Date (as provided in Section 7.01);

                  (ii) except as otherwise provided in Article VI, any Liabilities for benefits, or under any of the Rolling Business' Plans;

                  (iii) all Liabilities relating to or arising out of the Excluded Assets;

                  (iv) all Liabilities relating to or arising out of Actions brought against the Rolling Business (other than workers' compensation claims) associated with employment actions, omissions or events, including, without limitation, employment discrimination claims, and claims for workplace related injuries by employees which occurred or were incurred or accrued on or before the Closing Date, but only to the extent such Liabilities (together with all Liabilities relating to or arising out of Actions (other than workers' compensation claims) brought against Century CP associated with employment actions, omissions or events which were incurred or accrued on or before the Closing Date), individually or in the aggregate, exceed $600,000;

                  (v) all Liabilities in the nature of product liability claims relating to or arising out of allegations of personal injury or property damage suffered by any third party (A) on or prior to the Closing Date or (B) attributable to products sold or shipped, or Inventory purchased or manufactured, in each case in respect of the conduct of the Rolling Business on or prior to the Closing Date;

                  (vi) all Liabilities under Environmental Laws relating to or arising out of (A) Hazardous Material transported from the Ravenswood Real Property pre-Closing; (B) any off-site migration of Hazardous Material resulting from any pre-Closing off-site disposal or Release of such Hazardous Material; (C) any off-site migration of Hazardous Material from the Ravenswood Real Property resulting from any pre-Closing disposal or Release at the Ravenswood Real Property, except
         (I) in respect of matters set forth in Section 3.16(a) of the Disclosure Schedule, if the Purchaser's actions or inactions are the cause of such off-site migration or (II) in respect of any other pre-Closing disposal or Release at the Ravenswood Real Property, if the Purchaser's negligence is the cause of such off-site migration; and (D) any on-site PCB contamination existing or occurring on or before the Closing at the Ravenswood Real Property, or any off-site PCB contamination, whether existing or occurring before or after the Closing, resulting from or arising out of operations at the Ravenswood Real Property on or before the Closing, in each case requiring investigation or remediation or other action under applicable Environmental Law; it being understood that for purposes of this clause 2.02(b)(vi)(D), "Environmental Laws" include regulations adopted by the State of West Virginia or a subdivision thereof after the Closing Date pursuant to statutes enacted before the Closing Date;

                  (vii) all Liabilities in respect of the Oracle GEMMS software and any claims in respect thereof; and

                  (viii) any Indebtedness (other than obligations under equipment leases that have, or should have, been recorded as capital leases) of the Rolling Business.

                  SECTION 2.03. Purchase and Sale of Shares. On the terms and subject to the conditions of this Agreement, on the Closing Date, Century shall sell to the Purchaser, and the Purchaser shall purchase from Century, all the Shares. The sale and purchase of the Shares shall not be consummated unless the sale and purchase of the Rolling Assets is consummated simultaneously, nor shall the sale and purchase of the Rolling Assets be consummated unless the sale and purchase of the Shares is consummated simultaneously.

                  SECTION 2.04. Purchase Price; Allocation of Purchase Price.
(a) Subject to the adjustments set forth in Sections 2.08 and 2.09, the purchase price for the Rolling Assets and the Shares shall be U.S.$247,000,000, and the purchase price for the covenants contained in Section 5.07 shall be U.S.$1,000,000 (collectively, the "PURCHASE PRICE"). Within thirty (30) calendar days following the date hereof, the Sellers and the Purchaser shall agree to allocate between the Rolling Assets and the Shares, in accordance with the respective fair market values of the Rolling Assets and the assets of Century CP, the portion of the Purchase Price not allocated to the covenants contained in Section 5.07. Under no circumstances, will the allocations between the Rolling Assets and the Shares be inconsistent with the allocations set forth under Section 7.07(b) of this Agreement.

                  (b) Within sixty (60) calendar days following the Closing, the Purchaser shall prepare and deliver to the Sellers an allocation statement (the "ALLOCATION STATEMENT"), setting forth the allocation of the Purchase Price among the Rolling Assets and any related liability in accordance with Section 1060 of the Code. If, within 30 calendar days after the date of the Purchaser's delivery of the Form 8594, the Sellers reasonably dispute one or more of the computations and allocations reflected on the Form 8594, the Sellers will give written notice to the Purchaser setting forth the computations and allocations that the Sellers believe should be reflected on Form 8594, and the Sellers and the Purchaser will attempt in good faith to promptly agree on a revised Form 8594. If the parties cannot resolve any such dispute within 30 Business Days of the delivery by the Purchaser of the Form 8594 to the Sellers, the items remaining in dispute shall be submitted to an independent accounting firm of international reputation selected by, and mutually acceptable to, the Sellers and the Purchaser. If the independent accounting firm so selected determines that the allocation with respect to any item or items remaining in dispute is incorrect and that the Sellers would be materially adversely affected by the incorrectness of such allocation, then the Sellers and the Purchaser shall be bound by the allocation of such items as determined by the independent accounting firm. Otherwise, the Purchaser and the Sellers shall be bound by the allocation with respect to such item or items as prepared by the Purchaser. The independent accounting firm shall make any such determination within 30 Business Days after submission of the remaining disputed items. Any subsequent adjustments to the Purchase Price shall be reflected in the Allocation Statement as revised hereunder in a manner consistent with Treasury Regulation Section
1.1060 1T(f). For all Tax purposes, the Purchaser and the Sellers agree to report the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement, including the allocations under Section 2.04(a), and that none of them will take any position inconsistent therewith in any Tax return, in any refund claim, in any litigation, or otherwise. Each of the Sellers and the Purchaser agree to cooperate with each other in preparing Form 8594 for filing by each and to furnish the other with a copy of such form prepared in draft within a reasonable period before its filing due date, as well as copies of such forms as filed.

                  SECTION 2.05. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the "CLOSING") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time on the later to occur of
(i) September 30, 1999 or (ii) the last Business Day of the month following the fifth Business Day after the later to occur of the (A) expiration or termination of all applicable waiting periods under the HSR Act and (B) satisfaction or waiver of all other conditions to the obligations of the parties set forth in
Article VIII, or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "CLOSING DATE").

                  SECTION 2.06. Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

                  (a) the Bill of Sale, the Deed and such other instruments, in form and substance reasonably satisfactory to the Purchaser, as may be requested by the Purchaser to transfer the Rolling Assets to the Purchaser or evidence such transfer on the public records;

                  (b) stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form reasonably satisfactory to the Purchaser and with all required stock transfer tax stamps affixed;

                  (c) executed counterparts of the Assumption Agreement, the Molten Aluminum Purchase Agreement, the Shared Services Agreement, the Management Services Agreement, the Vernon Indemnity Agreement and the Ravenswood Indemnity Agreement;

                  (d) a receipt for the Purchase Price; and

                  (e) the certificates, deliveries and other documents required to be delivered pursuant to Section 8.02.

                  SECTION 2.07. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Sellers:

                  (a) the Purchase Price by wire transfer in immediately available funds to an account or accounts designated at least three Business Days prior to the Closing Date by the Sellers in a written notice to the Purchaser;

                  (b) executed counterparts of the Assumption Agreement, the Molten Aluminum Purchase Agreement, the Shared Services Agreement, the Management Services Agreement, the Vernon Indemnity Agreement and the Ravenswood Indemnity Agreement; and

                  (c) the certificates, deliveries and other documents required to be delivered pursuant to Section 8.01.

                  SECTION 2.08. Pre-Closing Adjustment of Purchase Price. (a) On or around the tenth Business Day preceding the Closing Date, the Sellers shall in good faith estimate the Net Working Capital as of the last calendar day of the immediately preceding month (the "SELLERS ESTIMATED NET WORKING CAPITAL") and deliver to the Purchaser in accordance with Section 11.02 a notice specifying the Sellers Estimated Net Working Capital and the basis, in reasonable detail, for such calculation. The Purchaser shall have three Business Days to review the Sellers Estimated Net Working Capital during which time the Sellers shall in good faith assist the Purchaser in such review. After such three Business Day review period shall have terminated, either (i) the parties shall have, acting in good faith, mutually agreed an estimate of the Net Working Capital as of the last calendar day of the immediately preceding month (the "AGREED ESTIMATED NET WORKING CAPITAL") or (ii) the Sellers, on the one hand, and the Purchaser, on the other hand, shall have, acting in good faith, each determined an estimate of the Net Working Capital as of the last calendar day of the immediately preceding month (the determination closest to the Net Working Capital reflected on the Reference Balance Sheet being hereinafter referred to as the "DEFAULT ESTIMATED NET WORKING CAPITAL").

                  (b) Following determination of the Agreed Estimated Net Working Capital or the Default Estimated Net Working Capital, as the case may be, the Purchase Price shall be adjusted as follows:

                  (i) in the event that the Agreed Estimated Net Working Capital or the Default Estimated Net Working Capital, as the case may be, exceeds the Net Working Capital reflected on the Reference Balance Sheet, then the Purchase Price shall be adjusted upward by an amount equal to 50% of such excess (the "ADJUSTED PRE-CLOSING NWC INCREASE"); and

                  (ii) in the event that the Agreed Estimated Net Working Capital or the Default Estimated Net Working Capital, as the case may be, is less than the Net Working Capital reflected on the Reference Balance Sheet, then the Purchase Price shall be adjusted downward by an amount equal to 50% of such shortfall (the "ADJUSTED PRE-CLOSING NWC DECREASE").

                  SECTION 2.09. Post-Closing Adjustment of Purchase Price. The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.09:

                  (a) Closing Balance Sheet. As promptly as practicable, but in any event within 90 calendar days following the Closing Date, the Purchaser shall deliver to the Sellers the Closing Balance Sheet, together with a certificate of the Purchaser thereon that the Closing Balance Sheet was prepared on a basis consistent with the preparation of the Reference Balance Sheet.

                  (b) Disputes. (i) Subject to clause (ii) of this Section 2.09(b), the Closing Balance Sheet delivered by the Purchaser to the Sellers shall be deemed to be and shall be final, binding and conclusive on the parties hereto.

                  (ii) The Sellers may dispute any amounts reflected on the Closing Balance Sheet to the extent the net effect of such disputed amounts in the aggregate would affect the Net Working Capital reflected on the Closing Balance Sheet by more than the Designated Amount, but only on the basis that the amounts reflected on the Closing Balance Sheet were not prepared in accordance with the same U.S. GAAP, applied on a basis consistent with the preparation of the Reference Balance Sheet; provided, however, that the Sellers shall have notified the Purchaser in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 Business Days of the Purchaser's delivery of the Closing Balance Sheet to the Sellers. In the event of such a dispute, the Sellers' Accountants and the Purchaser's Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If any such resolution by the Purchaser's Accountants and the Sellers' Accountants leaves in dispute amounts the net effect of which in the aggregate would not affect the Net Working Capital reflected on the Closing Balance Sheet by more than the Designated Amount, all such amounts remaining in dispute shall then be deemed to have been resolved in favor of the Closing Balance Sheet delivered by the Purchaser to the Sellers. If the Sellers' Accountants and the Purchaser's Accountants are unable to reach a resolution with such effect within 20 Business Days after receipt by the Purchaser of the Sellers' written notice of dispute, the Sellers' Accountants and the Purchaser's Accountants shall submit the items remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to the Purchaser and the

         Sellers (the "INDEPENDENT ACCOUNTING FIRM"), which shall, within 60 Business Days after such submission, determine and report to the Purchaser and the Sellers upon such remaining disputed items, and such report shall be final, binding and conclusive on the Sellers and the Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Sellers and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

                  (iii) In acting under this Agreement, the Purchaser's Accountants, the Sellers' Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

                  (iv) No adjustment to the Purchase Price pursuant to Section 2.09(c) shall be made with respect to amounts disputed by the Sellers pursuant to this Section 2.09(b), unless the net effect of the amounts successfully disputed by the Sellers in the aggregate is to increase the Net Working Capital reflected on the Closing Balance Sheet by at least the Designated Amount.

                  (c) Purchase Price Adjustment. The Closing Balance Sheet shall be deemed final for the purposes of this Section 2.09 upon the earlier of (A) the failure of the Sellers to notify the Purchaser of a dispute within 30 Business Days of the Purchaser's delivery of the Closing Balance Sheet to the Sellers, (B) the resolution of all disputes, pursuant to Section 2.09(b)(ii), by the Purchaser's Accountants and the Sellers' Accountants and (C) the resolution of all disputes, pursuant to Section 2.09(b)(ii), by the Independent Accounting Firm. Subject to the limitation set forth in Section 2.09(b)(iv), within three Business Days of the Closing Balance Sheet being deemed final, a Purchase Price adjustment shall be made as follows:

                           (i) In the event that the Adjusted Reference Net
                  Working Capital exceeds the Net Working Capital reflected on the Closing Balance Sheet by at least the Designated Amount, then the Purchase Price shall be adjusted downward in an amount equal to the full amount by which the Adjusted Reference Net Working Capital exceeds the Net Working Capital shown on the Closing Balance Sheet, the Purchaser shall deliver written notice to the Sellers specifying the amount of such downward adjustment of the Purchase Price, and the Sellers shall, within three Business Days of their receipt of such notice, pay such amount to the Purchaser in immediately available funds.

                           (ii) In the event that the Net Working Capital
                  reflected on the Closing Balance Sheet exceeds the Adjusted Reference Net Working Capital by at least the Designated Amount, then the Purchase Price shall be adjusted upward in an amount equal to the full amount by which the Net Working Capital shown on the Closing Balance Sheet exceeds the Adjusted Reference Net Working Capital and the Purchaser shall, within three Business Days of such determination, pay the amount of such excess to the Sellers by wire transfer in immediately available funds.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLERS

                  As an inducement to the Purchaser to enter into this Agreement, the Sellers hereby represent and warrant, jointly and severally, to the Purchaser as follows:

                  SECTION 3.01. Organization, Authority and Qualification of the Sellers. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of the Sellers is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not adversely affect (i) the ability of such Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it is a party and (ii) the ability of the Sellers and the Subsidiaries to conduct the Business in any material respect. The execution and delivery by each of the Sellers of this Agreement and the Ancillary Agreements to which it is a party, the performance by each of the Sellers of its obligations hereunder and thereunder and the consummation by each of the Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each of the Sellers. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by each of the Sellers that is a party thereto, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements to which each Seller is a party will constitute, legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms.

                  SECTION 3.02. Capital Stock and Ownership. (a) Century owns all of the authorized, issued and outstanding shares of capital stock of Century WV (the "CENTURY WV SHARES") free and clear of all Encumbrances. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Century WV or obligating either Century WV or Century to issue or sell any shares of capital stock of, or other interest in, Century WV.

                  (b) The Shares constitute all the authorized, issued and outstanding shares of capital stock of Century CP. The Shares have been duly authorized and validly issued and are fully paid and nonassessable. None of the issued and outstanding shares of Common Stock was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Century CP or obligating either Century CP or Century to issue or sell any shares of capital stock of, or other interest in, Century CP. There are no outstanding contractual obligations of Century CP to repurchase, redeem or otherwise acquire any shares of Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Shares are owned of record and beneficially by Century free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Purchaser will own all the issued and outstanding capital stock of Century CP, free and clear of all Encumbrances, and the Shares will be fully paid and nonassessable. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

                  SECTION 3.03. Subsidiaries. (a) Century CP owns, whether of record or beneficially, no direct or indirect equity or other interest in any corporation, partnership, joint venture, association or other entity or any right (contingent or otherwise) to acquire the same. Century CP is not a member of (nor is any part of the Business conducted through) any partnership, nor is Century CP a participant in any joint venture or similar arrangement.

                  (b) Century CP: (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on its business as it has been and is currently conducted and (iii) is in all material respects duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable.

                  (c) All material corporate actions taken by Century CP have been duly authorized and it has taken no material action that conflicts with, constitutes a default under or results in a violation of any provision of its charter or By-laws (or similar organizational documents). True and complete copies of the charter and By-laws (or similar organizational documents), in each case as in effect on the date hereof, of Century CP have been delivered by the Sellers to the Purchaser.

                  SECTION 3.04. Books and Records. The minute books of Century CP contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other actions taken by the stockholders, Board of Directors and all committees of the Board of Directors of Century CP. Complete and accurate copies of all such minute books of Century CP and of the stock register of Century CP have been provided by the Sellers to the Purchaser. Complete and accurate copies of all minute books of meetings held since January 1, 1996 of the stockholders, Boards of Directors, and all committees thereof, of the Sellers, which contain references to matters material, or which with the passage of time could reasonably be expected to become material, to the Business, have been provided by the Sellers to the Purchaser (but only to the extent of discussions of such matters).

                  SECTION 3.05. No Conflict. Except as may result from any facts or circumstances relating solely to the Purchaser or as described in Section 3.06, the execution, delivery and performance by each of the Sellers of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or By-laws (or similar organizational documents) of any of the Sellers or Century CP, (b) materially conflict with or violate (or cause an event which would be reasonably likely to have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to any of the Sellers, Century CP or any of their respective assets, properties or businesses or (c) except as set forth in
Section 3.05(c) of the Disclosure Schedule or as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Rolling Assets or the assets or properties of Century CP pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any of the Sellers or Century CP is a party or by which any of such assets or properties is bound or affected.

                  SECTION 3.06. Governmental Consents and Approvals. The execution, delivery and performance by each of the Sellers of this Agreement and each Ancillary Agreement to which it is a party does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in
Section 3.06 of the Disclosure Schedule and (b) the requirements of the HSR Act.

                  SECTION 3.07. Financial Information; Books and Records. (a) True and complete copies of the Reference Balance Sheet and the related statement of operations of the Business (collectively referred to herein as the "FINANCIAL STATEMENTS") have been delivered by the Sellers to the Purchaser. Except as set forth in Section 3.07(a) of the Disclosure Schedule, the Financial Statements (i) were prepared in all material respects from the books of account and other financial records of the Sellers and Century CP, (ii) present fairly in all material respects the financial condition and results of operations of the Business as of the dates thereof or for the periods covered thereby and
(iii) have been prepared in accordance with the same U.S. GAAP as applied in the preparation of the consolidated financial statements of Century as of, and for the year ended, December 31, 1998.

                  (b) The books of account and other financial records of the Sellers and Century CP for fiscal years 1997, 1998 and 1999 and, in the case of Century CP, since its formation in December 1998: (i) fairly present in all material respects all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with U.S.

GAAP applied on a basis consistent with the past practices of the Sellers, and throughout the periods involved, (ii) are in all material respects complete and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in all material respects in accordance with good business and accounting practices.

                  SECTION 3.08. No Undisclosed Liabilities. There are no Liabilities of the Business, other than Liabilities (i) reflected or reserved against on the Reference Balance Sheet, (ii) disclosed in Section 3.08 of the Disclosure Schedule (or as otherwise disclosed in the Disclosure Schedule if the relevance to this Section 3.08 is reasonably apparent from the facts specified in such disclosure), (iii) incurred since the date of this Agreement in the ordinary course of business, consistent with past practice, of the Business and which do not and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or (iv) of a kind and type that would not be required to be disclosed in a financial statement prepared in accordance with U.S. GAAP and which do not and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Reserves are reflected on the Reference Balance Sheet against all Liabilities of the Business as of the date thereof, other than Liabilities relating to the Excluded Liabilities, in amounts that have been established on a basis consistent with the past practices of the Sellers and in accordance with U.S.
GAAP.

                  SECTION 3.09. Receivables. Section 3.09 of the Disclosure
Schedule is an aged list of the Receivables as of the Reference Balance Sheet Date showing separately those Receivables that as of such date had been outstanding (i) for less than the due date, (ii) 1 to 15 days past due, (iii) 16 to 30 days past due, (iv) 31 to 60 days past due and (v) over 60 days past due. Except to the extent, if any, reserved for on the Reference Balance Sheet, all Receivables reflected on the Reference Balance Sheet arose in all material respects from, and the Receivables existing on the Closing Date will have arisen in all material respects from, the sale of Inventory or services to Persons in the ordinary course of the Business consistent with past practice and, except as reserved against on the Reference Balance Sheet, constitute or will constitute in all material respects, as the case may be, only valid, undisputed claims of the Business not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of the Business consistent with past practice. All Receivables reflected on the Reference Balance Sheet or arising from the date thereof until the Closing are, or will be, reserved for in accordance with the same U.S. GAAP as applied in the preparation of the consolidated financial statements of Century as of and for the year ended, December 31, 1998.

                  SECTION 3.10. Inventories. (a) Subject to amounts reserved therefor on the Reference Balance Sheet, the values at which all Inventories are carried on the Reference Balance Sheet reflect the historical inventory valuation policy of Century WV and Century CP of stating such Inventories at the lower of cost (determined principally on the last-in, first-out method) or market value. Except as set forth in Section 3.10 of the Disclosure Schedule and for Encumbrances described in clause (b) of the definition of "Permitted Encumbrances", the Business has good and marketable title to the Inventories free and clear of all Encumbrances. The Inventories do not consist of any items held on consignment. The Business is not under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of its customers other than in the ordinary course of the Business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since the Reference Balance Sheet Date. The Business has not acquired or committed to acquire or manufactured Inventory for sale which is not of a quality and quantity usable in the ordinary course of the Business within a reasonable period of time and consistent with past practice nor has the Business changed the price of any Inventory except for (i) price reductions to reflect any reduction in the cost thereof to the Business, (ii) reductions and increases responsive to normal competitive conditions and consistent with the Business' past sales practices, (iii) increases to reflect any increase in the cost thereof to the Business and (iv) increases and reductions made with the written consent of the Purchaser. Section 3.10 of the Disclosure Schedule contains a complete list of the addresses of all warehouses and other facilities in which the Inventories are located.

                  (b) The Inventories are in all material respects in a condition such that they can be sold in the ordinary course of the Business consistent with past practice. All Inventories reflected in the Reference Balance Sheet or arising from the date hereof until the Closing are, or will be, recorded in accordance with the same U.S. GAAP as applied in the preparation of the consolidated financial statements of Century as of and for the year ended, December 31, 1998.

                  SECTION 3.11. Public Filings. None of Century WV or the Subsidiaries is required to file any forms, reports or other documents with the SEC.

                  SECTION 3.12. Sales and Purchase Order Backlog. (a) As of the Reference Balance Sheet Date, open sales orders accepted by the Business totaled approximately $117,000,000, and, as of a date not more than ten days prior to the date hereof, open sales orders accepted by the Business totaled approximately $126,000,000. Section 3.12(a) of the Disclosure Schedule lists all sales orders exceeding $100,000 per order, which have been accepted by the Business, and which were open either as of the Reference Balance Sheet Date or as of such date not more than ten days prior to the date hereof.

                  (b) As of the Reference Balance Sheet Date, open purchase orders issued by the Business totaled approximately $17,000,000, and, as of the date referred to in Section 3.12(a) not more than ten days prior to the date hereof, open purchase orders issued by the Business totaled approximately $15,000,000. Section 3.12(b) of the Disclosure Schedule lists all purchase orders exceeding $100,000 per order, which have been issued by the Business, and which were open either as of the Reference Balance Sheet Date or as of such date not more than ten days prior to the date hereof.

                  SECTION 3.13. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the Reference Balance Sheet Date, except as disclosed in Section 3.13 of the Disclosure Schedule, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in
Section 3.13 of the Disclosure Schedule and except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, since the Reference Balance Sheet Date, none of the Sellers or Century CP has:

                   (a) permitted or allowed any of the assets or properties (whether tangible or intangible) of the Business to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

                   (b) except in the ordinary course of the Business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance relating to the Business or paid or otherwise discharged any Liability of the Business, other than current liabilities reflected on the Reference Balance Sheet and current liabilities incurred in the ordinary course of the Business consistent with past practice since the date of the Reference Balance Sheet;

                   (c) written down or written up (or failed to write down or write up) the value of any Inventories or Receivables or revalued any assets of the Business other than in the ordinary course of the Business consistent with past practice and in accordance with the same U.S. GAAP as applied in the preparation of the consolidated financial statements of Century as of and for the year ended, December 31, 1998;

                  (d) made any change in any method of accounting or accounting practice or policy related to the Business, other than such changes required by U.S. GAAP;

                   (e) amended, terminated, canceled or compromised any material claims of the Business or waived any other rights of substantial value to the Business;

                   (f) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible property), other than in the ordinary course of the Business consistent with past practice;

                   (g) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of Century CP;

                   (h) redeemed any of the capital stock of Century CP or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of Century CP's capital stock;

                   (i) in relation to Century CP or the Business, merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of the Business consistent with past practice;

                  (j) made any commitment for any capital expenditure in respect of the Business that will not be expended as of the Closing Date in excess of $1,000,000 in the aggregate;

                   (k) made any material changes in the customary methods of operations of the Business, including, without limitation, practices and policies relating to manufacturing, purchasing, marketing, selling and pricing;

                   (l) made any express or deemed election or settled or compromised any liability, with respect to Taxes of the Business;

                   (m) in the case of Century CP, incurred any Indebtedness which will not be repaid in full prior to Closing, except for obligations under letters of credit or in respect of bonds posted in the ordinary course of business consistent with past practice;

                   (n) in the case of Century CP, made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;

                   (o) failed in any material respect to pay any creditor any amount owed to such creditor when due;

                   (p) (A) established or increased or promised to increase the benefits under any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or other restricted stock awards), stock purchase or other employee benefit plan or otherwise increased or promised to increase the compensation payable or to become payable to any directors, officers or employees of the Business, or (B) paid any benefit not required by any plan or agreement as in effect as of the date hereof; in either case except as required by Law or any collective bargaining agreement or involving ordinary increases consistent with the past practice of the Business;

                  (q) entered into any employment or severance agreement with any of the employees of the Business;

                   (r) terminated, discontinued, closed or disposed of any plant, material facility or other material business operation, or laid off any employees (other than layoffs in the ordinary course of the Business consistent with past practice) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

                   (s) entered into any collective bargaining agreement or contract with the labor union or collective bargaining representative without the prior written consent of the Purchaser (other than the New Collective Bargaining Agreement);

                   (t) disclosed any material secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or go abandoned any material Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Business has any right, title, interest or license;

                   (u) allowed any Material License or material Environmental Permit that was issued or relates to the Business to lapse or terminate;

                   (v) failed to maintain the Business' plants, property and equipment in good repair and operating condition, as compared to the condition thereof as of the Reference Balance Sheet Date, ordinary wear and tear excepted;

                   (w) suffered any casualty loss or damage with respect to any of the Rolling Assets or Century CP's properties or assets which in the aggregate have a replacement cost of more than $500,000, whether or not such losses or damages shall have been covered by insurance;

                  (x) amended or restated the charter or By-laws (or other organizational documents) of Century CP;

                   (y) suffered any Material Adverse Effect;
                   (z) entered into any contract or agreement in respect of the Business (i) between or among the Sellers or any Affiliate of the Sellers or (ii) with Glencore International AG or any of its Affiliates;

                  (aa) (i) amended any policy of the Business relating to the payment of accounts payable or accounts receivable; (ii) cancelled, or modified the terms and conditions of payment of, any amounts due the Business in respect of accounts receivable; or (iii) accelerated, or modified the terms and conditions of payment of, any amounts payable by the Business in respect of accounts payable; except in the case of clauses (i) or (ii), in the ordinary course of business consistent with past practice; or

                  (bb) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.13 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights with respect to any of the actions specified in this
         Section 3.13, except as expressly contemplated by this Agreement and the Ancillary Agreements.

                  SECTION 3.14. Litigation. Except as set forth in Section 3.14 of the Disclosure Schedule, there are no material Actions by or against the Business, or affecting any of the properties or assets of the Business, including, without limitation, the Assets, pending before any Governmental Authority (or, to the knowledge of the Sellers, threatened to be brought by or before any Governmental Authority), provided that for purposes hereof an Action shall not be deemed material if the sole damages are monetary and the monetary Liability is less than $250,000. None of the matters disclosed in Section 3.14 of the Disclosure Schedule, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect or could adversely affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

                  SECTION 3.15. Compliance with Laws. Except as set forth in
Section 3.15 of the Disclosure Schedule and except for environmental matters, real property matters, employee, compensation and benefit matters, labor matters and tax matters, as to which the provisions of Sections 3.16, 3.19, 3.22, 3.23 and 3.25, respectively, shall apply, the Sellers have conducted and continue to conduct the Business in all material respects in accordance with all Laws and Governmental Orders applicable to the Business or any of the properties or assets of the Business, including, without limitation, the Assets, and the Business is not in violation of any such Law or Governmental Order in any material respect.

                  SECTION 3.16. Environmental Matters. (a) Except as disclosed in Section 3.16(a) of the Disclosure Schedule:

                  (i) Each of the Sellers and Century CP is in material compliance with all applicable Environmental Laws and all Environmental Permits related to the Business or the Real Property. All noncompliance with Environmental Laws or Environmental Permits in respect of the Business in the last three years has been resolved without any material pending, ongoing or future obligation, cost or liability.

                  (ii) There are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any of the Real Property, except where the existence thereof would not be reasonably likely to result in any material Liability.

                  (iii) None of the Sellers or Century CP has, and to the knowledge of the Sellers, no other Person has, Released Hazardous Materials on any of the Real Property in a manner that would be reasonably likely to result in material Liability.

                  (iv) None of the Sellers or Century CP is conducting, or has undertaken or completed, any Remedial Action relating to any Release or threatened Release at the Real Property currently or formerly owned or operated by the Sellers or Century CP or at any other off-site location in respect of the Business, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit.

                  (v) There is no asbestos or asbestos-containing material on any of the Real Property.

                  (vi) To the knowledge of the Sellers, none of the Real Property is listed or has been proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any analogous federal, state or local list.

                  (vii) There are no material Environmental Claims pending or, to the knowledge of the Sellers, threatened against (a) any of the Sellers or Century CP relating to the Business, (b) the Business or (c) the Real Property, and to the knowledge of the Sellers, there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim in respect of the Business, including without limitation with respect to any off-site disposal location presently or formerly used by any of the Sellers or Century CP or any of their predecessors or with respect to any previously owned or operated facilities.

                  (viii) There are no wetlands or any areas subject to any legal requirement or restriction in any way related to wetlands (including, without limitation, requirements or restrictions related to buffer or transition areas or open waters) at or affecting the Real Property.

                  (b) The Sellers have provided the Purchaser the opportunity to review copies of any environmental assessment or audit reports or other material studies or analyses in their possession relating to the Business or the Real Property (excluding routine in-house reporting, monitoring and correspondence).

                  (c) Except as disclosed in Section 3.16(c) of the Disclosure Schedule, and for notices, petitions and filings as may be required for the transfer of Environmental Permits to the Purchaser or, if such transfer is not permitted under applicable Law, for the Purchaser to obtain such Permits, neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

                  (d) For avoidance of doubt, the Sellers shall, in respect of the Ravenswood Real Property, retain, and in respect of the Vernon Owned Real Property, hold the Purchaser harmless for, all Liabilities relating to or arising from (i) Hazardous Material transported from the Real Property pre-Closing; (ii) any off-site migration of Hazardous Material resulting from any pre-Closing off-site disposal or Release of such Hazardous Material; (iii) any off-site migration of Hazardous Material from the Real Property resulting from any pre-Closing disposal or Release at the Real Property, except (I) in respect of matters set forth in Section 3.16(a) of the Disclosure Schedule, if the Purchaser's actions or inactions are the cause of such off-site migration or (II) in respect of any other pre-Closing disposal or Release at the Real Property, if the Purchaser's negligence is the cause of such off-site migration; and (iv) any on-site PCB contamination existing or occurring on or before the Closing at the Real Property, or any off-site PCB contamination, whether existing or occurring before or after the Closing, resulting from or arising out of operations at the Real Property on or before the Closing, in each case requiring investigation or remediation or other action under applicable Environmental Law; it being understood that for purposes of this clause 3.16(d)(iv), "Environmental Laws" include regulations adopted by the State of West Virginia or the State of California, as the case may be, or a subdivision thereof, after the Closing Date pursuant to statutes enacted before the Closing Date.

                  (e) For avoidance of doubt, notwithstanding anything to the contrary contained in Section 3.16(a) of the Disclosure Schedule, the Purchaser shall also be indemnified for environmental matters to the extent provided in the Ravenswood Indemnity Agreement and the Vernon Indemnity Agreement.

                  (f) Section 3.16(f) of the Disclosure Schedule lists all Environmental Permits used or held in the conduct of the Business.

                  (g) Except as disclosed in Section 3.16(g) of the Disclosure Schedule, to the knowledge of the Sellers, no PCBs have been Released at, on or beneath any of the Real Property or are migrating to or from any of the Real Property; it being understood, for avoidance of doubt, that the requirement of disclosure under this Section 3.16(g) is not intended to alter the allocation of liability with respect to PCBs as otherwise provided for in this Agreement.

                  SECTION 3.17. Material Contracts. (a) Section 3.17(a) of the Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, oral and informal arrangements) of the Sellers or Century CP in respect of the Business (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the management or operation of any Real Property (including, without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.19(a) or 3.19(b) of the Disclosure Schedule to which any Seller or Century CP is a party and all agreements relating to Intellectual Property set forth in Section 3.18(a) of the Disclosure Schedule, being "MATERIAL CONTRACTS"):

                  (i) each contract, agreement, invoice, purchase order and other arrangement, for the purchase of Inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Business under the terms of which the Business is likely to pay or otherwise give consideration of more than $500,000 in the aggregate over the remaining term of such contract;

                  (ii) each contract, agreement, invoice, sales order and other arrangement, for the sale of Inventory or other personal property or for the furnishing of services by the Business which is likely to involve consideration of more than $500,000 in the aggregate over the remaining term of such contract;

                  (iii) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion contracts and agreements, and all material market research, marketing consulting and advertising contracts and agreements;

                  (iv) all material contracts and agreements in respect of the Business with any Governmental Authority;

                  (v) all employment, termination, severance or consulting contracts or agreements with a current employee or former employee or current or former director of or consultant of the Business that is not terminable at will by the employer;

                  (vi) all collective bargaining agreements or contracts relating to the Business with any labor union;

                  (vii) all contracts and agreements that limit the ability of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time;

                  (viii) all contracts, agreements, hedges and other arrangements in respect of the Business (A) between or among the Sellers or any Affiliate of the Sellers, (B) with Glencore International AG or any of its Affiliates or (C) relating to and between the Business and the Reduction Facility;

                  (ix) all contracts and agreements for the provision of utilities (including, without limitation, electricity, gas and conversion services) to the Business;

                  (x) all contracts and agreements with Kaiser Aluminum & Chemical Corporation ("KAISER") or Aluminum Company of America ("ALCOA") or any of their Affiliates pursuant to which Kaiser or Alcoa has agreed to indemnify the Sellers or Century CP in respect of the Business, pursuant to which the Business may be liable to Kaiser or Alcoa or pursuant to which Kaiser or Alcoa would have Liabilities owing to the Business;

                  (xi) all contracts and agreements related to the provision of services pursuant to any employee health or welfare benefit plans; and

                  (xii) all other contracts and agreements, whether or not made in the ordinary course of the Business, the absence of which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

For purposes of this Section 3.17 and Sections 3.19 and 3.20, the term "LEASE" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

                  (b) Except as disclosed in Section 3.17(b) of the Disclosure Schedule, each Material Contract s valid and binding on the Sellers and/or Century CP, as the case may be, and is in all material respects in full force and effect. None of the Sellers or Century CP is in any material respect in breach of, or default under, any Material Contract. The failure to obtain any consents or waivers in respect of the Material Contracts in connection with the execution, delivery and consummation of this Agreement will not, individually or in the aggregate, have a Material Adverse Effect.

                  (c) Except as disclosed in Section 3.17(c) of the Disclosure Schedule, to the knowledge of the Sellers, no other party to any Material Contract is in any material respect in breach thereof or default thereunder.

                  (d) Alcoa and its Affiliates have fully performed all their obligations under the Transition Services Agreement dated as of December 31, 1998 between Century and Alcoa, and have no further Liabilities to the Business under such Agreement.

                  SECTION 3.18. Intellectual Property. (a) Section 3.18(a)(i) of the Disclosure Schedule sets forth a true and complete list and a brief description of all material Owned Intellectual Property and Section 3.18(a)(ii) of the Disclosure Schedule sets forth a true and complete list and a brief description of all material Licensed Intellectual Property. Except as disclosed in Section 3.18(a)(iii) of the Disclosure Schedule, the rights of the Sellers or Century CP in or to such material Owned Intellectual Property or, to the knowledge of the Sellers, such material Licensed Intellectual Property do not in any material respect conflict with or infringe on the rights of any other Person and none of the Sellers or Century CP has received any claim or written notice from any Person to such effect.

                  (b) Except as disclosed in Section 3.18(b) of the Disclosure
Schedule: (i) all the material Owned Intellectual Property is owned by a Seller or Century CP, as the case may be, free and clear of any Encumbrance, (ii) no material Actions have been made or asserted or are pending (nor, to the knowledge of the Sellers has any such Action been threatened) against a Seller or Century CP either (A) based upon or challenging or seeking to deny or restrict the use by the Business of any of the Owned Intellectual Property or
(B) alleging that any services provided, or products manufactured or sold by the Business are being provided, manufactured or sold in violation of any patents or trademarks, or any other rights of any Person and (iii) to the knowledge of the Sellers, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the material Owned Intellectual Property or that infringe upon the material Owned Intellectual Property or upon the rights of the Sellers or Century CP therein. Except as disclosed in Section 3.18(b) of the Disclosure Schedule, none of the Sellers or any of their Affiliates has granted any license or other right to any other Person with respect to the material Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in the termination or material impairment of any of the material Owned Intellectual Property.

                  (c) The Sellers have, or have caused to be, delivered to the Purchaser correct and complete copies of all licenses and sublicenses for Licensed Intellectual Property set forth in Section 3.18(a)(ii) of the Disclosure Schedule and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents and evidence of commencement dates and expiration dates). With respect to each of such material licenses and material sublicenses:

                  (i) any such license or sublicense, together with all ancillary documents delivered pursuant to the first sentence of this
         Section 3.18(c), is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense;

                  (ii) except as otherwise disclosed in Section 3.18(a)(ii) of the Disclosure Schedule, with respect to each such license or sublicense: (A) none of the Sellers or Century CP has received any notice of cancellation or termination under such license or sublicense,
         (B) none of the Sellers or Century CP has received any notice of a breach or default under such license or sublicense, which breach or default has not been cured, and (C) none of the Sellers or Century CP has granted to any other Person any rights, adverse or otherwise, under such license or sublicense;

                  (iii) none of the Sellers, Century CP or (to the knowledge of the Sellers) any other party to any such license or sublicense, is in material breach or default, and, to the knowledge of the Sellers, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense;

                  (iv) no Actions have been made or asserted or are pending (nor, to the knowledge of the Sellers has any such Action been threatened) against a Seller or Century CP either (A) based upon or challenging or seeking to deny or restrict the use by the Business of any of the material Licensed Intellectual Property or (B) alleging that any material Licensed Intellectual Property is being licensed, sublicensed or used in violation of any patents or trademarks, or any other rights of any Person; and

                  (v) to the knowledge of the Sellers, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the material Licensed Intellectual Property or that infringe upon the material Licensed Intellectual Property or upon the rights of the Sellers or Century CP therein.

                  (d) Except as disclosed in Section 3.18(d) of the Disclosure Schedule, (i) all rights of the Sellers and Century CP in each item of material Owned Intellectual Property or material Licensed Intellectual Property are transferable to the Purchaser as herein contemplated, and (ii) as a result of the transactions contemplated hereby, upon the Closing, the Purchaser shall own or possess, or own or possess adequate and enforceable licenses, sublicenses or other rights to use, without payment of any fee, all such material Owned Intellectual Property or such material Licensed Intellectual Property.

                  (e) The Owned Intellectual Property and the Licensed Intellectual Property constitute all the Intellectual Property used or held in the conduct of the Business.

                  SECTION 3.19. Real Property. (a) Section 3.19(a) of the Disclosure Schedule lists: (i) the location of Owned Real Property, (ii) the current owner of such Owned Real Property, (iii) information relating to the recordation of the deed of each parcel of Owned Real Property and (iv) the current use of each such parcel of Owned Real Property.

                  (b) Section 3.19(b) of the Disclosure Schedule lists: (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, and (iii) the term (referencing applicable renewal periods) and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Real Property.

                  (c) Except as described in Section 3.19(c) of the Disclosure Schedule, there is no material violation of any Law (including, without limitation, any building, planning or zoning Law) relating to any of the Real Property. The Sellers have made available to the Purchaser true and correct copies of the deeds for each parcel of Owned Real Property and, to the extent available, all title reports, surveys, certificates of occupancy, permits, and other documents relating to or otherwise affecting the Real Property. A Seller or Century CP, as the case may be, is in peaceful and undisturbed possession of each parcel of Real Property and there are no contractual or legal restrictions that preclude or restrict in any material respect the ability to use the premises for the purposes for which they are currently being used. All existing water, sewer, steam, gas, electricity, telephone and other utilities required for the use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the Business as it has been and currently is conducted. None of the officers or Senior Managers of the Sellers have actual knowledge of any physical condition of the Real Property which would prevent the Business from continuing to be conducted in the manner in which it is presently being conducted within existing capital and operating budgets taken as a whole. The parties recognize and agree that portions of the Real Property have been used in manufacturing operations for more than fifty years, that conditions can change suddenly and that the preceding sentence shall not constitute in any manner a representation, warranty or covenant with respect to latent defects or specific budget items. Except as set forth in Section 3.19(c) of the Disclosure Schedule, none of the Sellers or Century CP has leased or subleased any portion of the Real Property to any other Person, nor has any Seller or Century CP assigned its interest under any lease or sublease listed in Section 3.19(b) of the Disclosure Schedule to any third party.

                  (d) The Sellers have, or have caused to be, delivered to the Purchaser correct and complete copies of all leases and subleases listed in
Section 3.19(b) of the Disclosure Schedule and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates). Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, with respect to each of such leases and subleases:

                  (i) such lease or sublease, together with all ancillary documents delivered pursuant to the first sentence of this Section 3.19(d), is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the respective landlord and tenant with respect to such property;

                  (ii) except as otherwise disclosed in Section 3.19(b) of the Disclosure Schedule, with respect to each such lease or sublease: (A) none of the Sellers or Century CP has received any notice of cancellation or termination under such lease or sublease, and (B) none of the Sellers or Century CP has received any notice of a breach or default under such lease or sublease, which breach or default has not been cured; and

                  (iii) none of the Sellers, Century CP or (to the knowledge of the Sellers any other party to such lease or sublease, is in breach or default in any material respect, and, to the knowledge of the Sellers, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such lease or sublease.

                  (e) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the knowledge of the Sellers, threatened against the Real Property.

                  (f) All the Real Property is occupied under a valid and current certificate of occupancy or similar permit and, to the knowledge of the Sellers, except for such consents that may be required from Office Lease landlords with respect to any assignment to the Purchaser of the Office Leases, there are no facts that would prevent the Real Property from being occupied after the Closing in the same manner as immediately prior to the Closing.

                  (g) All improvements on the Real Property constructed by or on behalf of the Sellers or Century CP or, to the knowledge of the Sellers, constructed by or on behalf of any other Person were constructed in compliance with all applicable Laws (including, but not limited to, any building, planning or zoning Laws) affecting such Real Property and Leased Real Property, except for failures to comply that would not be reasonably likely to result in a Material Adverse Effect.

                  (h) No improvements on the Real Property and none of the current uses and conditions thereof violate any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Real Property, other than those which are transferable with the Real Property, are required by any Governmental Authority having jurisdiction over the Real Property, except for violations, and the absence of permits, licenses or certificates, which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

                  (i) Except to the extent contemplated in the Shared Services Agreement, (i) all improvements on any Real Property are wholly within the lot limits of such Real Property and do not encroach on any adjoining premises or easements, and (ii) there are no encroachments on any Real Property by any improvements located on any adjoining premises, except for Permitted Encumbrances.

                  (j) Except as otherwise set forth in Section 3.19(j) of the Disclosure Schedule, there have been no improvements of a value in excess of $100,000 in the aggregate made to or construction on any Real Property within the applicable period for the filing of mechanic's liens.

                  (k) The rental set forth in each lease or sublease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

                  (l) A Seller or Century CP, as the case may be, has, and upon the Closing the Purchaser will have, the full right to exercise any renewal options contained in the leases and subleases, if any, pertaining to the Leased Real Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each Leased Real Property for the full term of such renewal options.

                  (m) Seller or Century CP, as the case may be, owns, leases or has the legal right to use all of the Real Property used in the conduct of the Business. A Seller or Century CP, as the case may be, has in all material respects good and marketable title to the Owned Real Property and valid and subsisting leasehold interests in the material Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances and Permitted Property Encumbrances.

                  SECTION 3.20. Assets. (a) Except as disclosed in Section 3.20(a) of the Disclosure Schedule, a Seller or Century CP, as the case may be, owns, leases or has the legal right to use, in all material respects, all the properties and assets (except for the Environmental Permits, the contracts (whether or not Material Contracts), the Owned Intellectual Property and the Licensed Intellectual Property, the Real Property and the licenses (whether or not Material Licenses) as to which the provisions of Sections 3.16, 3.17, 3.18,
3.19 and 3.31, respectively, shall apply) and any other tangible personal property, used in the conduct of the Business or relating to the conduct of the Business, all of which properties, assets and rights (other than the Excluded Assets) constitute the "SELECTED BUSINESS ASSETS" and, together with the Environmental Permits, the contracts (whether or not Material Contracts), the Owned Intellectual Property and the Licensed Intellectual Property, the Real Property and the licenses (whether or not Material Licenses) constitute the "BUSINESS ASSETS". A Seller or Century CP, as the case may be, has in all material respects good and marketable title to, or, in the case of leased or subleased Selected Business Assets, valid and subsisting leasehold interests in, all the Selected Business Assets, free and clear of all Encumbrances, except (i) as disclosed in Section 3.20(a) of the Disclosure Schedule; and (ii) Permitted Encumbrances.

                  (b) The Business Assets (taken together with the Shared Services Agreement) constitute all the properties, assets and rights used or held in, and all such properties, assets and rights as are necessary to the conduct of, the Business. None of the officers or Senior Managers of the Sellers have actual knowledge of any physical condition, facts or circumstances relating to the Business Assets which would prevent the Business from continuing to be conducted in the manner in which it is presently being conducted within existing capital and operating budgets taken as a whole. The parties recognize and agree that portions of the Real Property have been used in manufacturing operations for up to fifty years, that conditions can change suddenly and that the preceding sentence shall not constitute in any manner a representation, warranty or covenant with respect to latent defects or specific budget items.

                  (c) Except as set forth in Section 3.20(a) or 3.20(c) of the Disclosure Schedule, the Sellers have the right to sell, assign, transfer, convey and deliver the Selected Business Assets to the Purchaser without material penalty or other material adverse consequences. Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, the Purchaser will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of the Sellers in the Selected Business Assets, free and clear of any Encumbrances, other than Permitted Encumbrances, and without incurring any material penalty or other material adverse consequence.

                  (d) The electric motors of the hot line (including, without limitation, the rewinders) have the nominal performance specifications, specified in Section 3.20(d) of the Disclosure Schedule.

                  SECTION 3.21. Customers. Listed in Section 3.21 of the Disclosure Schedule are the names and addresses of the ten most significant customers (by revenue) of the Business for the twelve-month period ended December 31, 1998 and the amount for which each such customer was invoiced during such period.

                  SECTION 3.22. Employee Benefit Matters. (a) Century WV Plans and Material Documents. Section 3.22(a) of the Disclosure Schedule lists with respect to the current and former employees, directors or officers of the Rolling Business (other than any such Person who is currently a director, officer or employee of Century) (i) all employee benefit plans (as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which any of the Sellers is a party, with respect to which any of the Sellers has any obligation or which are maintained, contributed to or sponsored by any of the Sellers, (ii) each employee benefit plan for which any of the Sellers could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which any of the Sellers could incur liability under Section 4212(c) of ERISA and

(iv) any contracts, arrangements or understandings between a Seller or any of its Affiliates and any employee of any of the Sellers, including, without limitation, any contracts, arrangements or understandings relating to a sale of any Seller (collectively, the "PLANS"). Each Plan is in writing and the Sellers have furnished the Purchaser with a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan or will furnish such Plan or document prior to the Closing Date unless otherwise provided in Section 3.22(a) of the Disclosure Schedule, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter for each such Plan, if applicable, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan if applicable. Except as disclosed on Section 3.22(a) of the Disclosure Schedule with respect to the current and former employees, directors or officers of the Rolling Business (other than any such Person who is currently a director, officer or employee of Century), there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which any of the Sellers or any Subsidiary is a party, with respect to which any of the Sellers or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by any of the Sellers or any Subsidiary. With respect to the Business, none of the Sellers has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or
(iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

                  (b) Absence of Certain Types of Plans. None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "MULTIEMPLOYER PLAN") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which any of the Sellers could incur liability under Section 4063 or 4064 of ERISA (a "MULTIPLE EMPLOYER PLAN"). Except as provided in Section 3.22(b) of the Disclosure Schedule, none of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates any of the Sellers to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control", within the meaning of such term under Section 280G of the Code. Except as provided in Section 3.22(b) of the Disclosure Schedule, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of any of Century CP or the Business. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

                  (c) Compliance with Applicable Law. Except as otherwise provided in Section 3.22(c) of the Disclosure Schedule, each Plan is now and always has been operated in all material respects in accordance with the requirements of all applicable Law, including, without limitation, ERISA and the Code, and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have always acted in all material respects in accordance with the provisions of all applicable Law, including, without limitation, ERISA and the Code. Each of the Sellers has performed in all material respects all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any material default or violation by any party to, any Plan. No legal action, suit or claim is pending or, to Sellers' knowledge, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, suit or claim.

                  (d) Qualification of Certain Plans. Except as otherwise provided in Section 3.22(d) of the Disclosure Schedule, each Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS after 1985 that it is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS after 1985 that it is so exempt, and, to Sellers' knowledge, no material fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

                  (e) Absence of Certain Liabilities and Events. Except as disclosed in Section 3.22(e) of the Disclosure Schedule, none of the Sellers has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which is reasonably likely to give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan. Except with respect to the transfer of plan assets contemplated in Section 6.03, or as disclosed in Section 3.22(e) of the Disclosure Schedule, no reportable event (within the meaning of Section 4043 of ERISA) has occurred or, to the knowledge of the Sellers, is expected to occur with respect to any Plan subject to Title IV of ERISA. No Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. Except as disclosed in Section 3.22(e) of the Disclosure Schedule, none of the assets of any of the Sellers is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; none of the Sellers has been required to post any security under Section 307 of ERISA or
Section 401(a)(29) of the Code; and no fact or event exists which is reasonably likely to give rise to any such lien or requirement to post any such security.

                  (f) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions which have been deducted for income tax purposes have not been challenged or disallowed by any government entity.

                  (g) WARN Act. The Sellers and the Subsidiaries are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and have no liabilities pursuant to WARN.

                  (h) Century CP Plans. Section 3.22(h) of the Disclosure Schedule lists each employee welfare benefit or employee pension benefit plan (individually, each a "CENTURY CP PLAN" and, collectively, "CENTURY CP PLANS") Century maintains or to which Century contributes or in which the Century CP employees participate. Each such Century CP Plan (and related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws.

                  SECTION 3.23. Labor Matters. Except as detailed in Section
3.17 of the Disclosure Schedule and the book of grievances which the Sellers have furnished to the Purchaser, solely in respect of employees engaged in the Business, (a) none of the Sellers is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by any of the Sellers, or in the Business and, to the knowledge of the Sellers, currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect any of the Sellers; (b) there are no strikes, slowdowns or work stoppages pending or, to the knowledge of the Sellers, threatened between any of the Sellers and any of their respective employees, and none of the Sellers has experienced any such strike, slowdown or work stoppage within the past three years; (c) none of the Sellers has breached in any material respect or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no written grievances outstanding against any of the Sellers under any such agreement or contract; (d) there are no unfair labor practice complaints pending against any of the Sellers before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of any of the Sellers; (e) each of the Sellers is currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of any of the Sellers and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (f) each of the Sellers has paid in full to all their respective employees or adequately accrued for in accordance with U.S. GAAP consistently applied all material wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (g) there is no material claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by any of the Sellers; (h) none of the Sellers is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (i) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to any of the Sellers; and (j) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity

Commission, or any other Governmental Authority in any jurisdiction in which any of the Sellers has employed or currently employs any such Person.

                  SECTION 3.24. Century CP Labor and Employment Matters. Except as set forth in Section 3.24 of the Disclosure Schedule, Century CP is not subject to any (i) collective bargaining or other labor agreement; or (ii) employment, retainer, or consulting agreement. The Sellers have not committed, nor have been notified in writing of any claim to have committed, any unfair labor practice with respect to Century CP. The Sellers have delivered to the Purchaser a complete and accurate list of all Century CP employees and their remuneration. Except as set forth in Section 3.24, as of the date hereof, none of the Century CP employees has given the Sellers formal notice that he/she will, or intends to, resign or seek other employment.

                  SECTION 3.25. Employees. (a) The Sellers have delivered to the Purchaser a complete and accurate list containing the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation (whether payable in cash or otherwise), pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise), the date of employment and a description of position and job function of each current employee listed on Section 6.01 of the Disclosure Schedule engaged in the Business.

                  (b) All salaried employees of the Business are now, or will by the Closing be, under written obligation to a Seller or a Subsidiary to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to a Seller or a Subsidiary all inventions made by them in connection within the scope of their employment during such employment and for a reasonable period thereafter.

                  SECTION 3.26. Taxes. (a) Except as set forth in Section 3.26 of the Disclosure Schedule: (i) all returns and reports in respect of Taxes required to be filed as of the date hereof with respect to each of the Sellers and each Subsidiary and the Business have been timely filed; (ii) all Taxes shown to be due on such returns and reports have been timely paid; (iii) all such returns and reports are true, correct and complete in all material respects; (iv) no adjustment relating to such returns has been proposed formally or informally by any Tax authority and, to the knowledge of the Sellers, no basis exists for any such adjustment; (v) there are no pending or, to the knowledge of the Sellers, threatened actions or proceedings for the assessment or collection of Taxes against any of the Sellers or any Subsidiary or (insofar as either relates to the activities or income of any of the Sellers or any Subsidiary or the Business or could result in liability of any of the Sellers or any Subsidiary on the basis of joint and/or several liability) any corporation that was includible in the filing of a return with any of the Sellers on a consolidated or combined basis; (vi) no consent under Section 341(f) of the Code has been filed with respect to Century CP; and (vii) there are no Tax liens on any assets of the Business.

                  (b) Except as disclosed in Section 3.26 of the Disclosure
Schedule: (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which any of the Sellers or any Subsidiary or the Business may be subject; (ii) there are no requests for information currently outstanding that could affect the Taxes of any of the Sellers, any Subsidiary or the Business; and (iii) to the knowledge of the Sellers there are no proposed reassessments of any property owned by any of the Sellers or any Subsidiary or other proposals that could increase the amount of any Tax to which any of the Sellers, any Subsidiary or the Business would be subject.

                  SECTION 3.27. Insurance. Section 3.27 of the Disclosure Schedule sets forth all insurance coverage of the Sellers with respect to the Business, and, to the extent available to the Sellers, details for the last three years of the Business' loss experience with respect to such coverage.

                  SECTION 3.28. Accounts; Lockboxes; Safe Deposit Boxes; Powers of Attorney. Section 3.28 of the Disclosure Schedule is a true and complete list of (i) the names of each bank, savings and loan association, securities or commodities broker or other financial institution in which the Business (in the name of a Seller or Century CP) has an account, including cash contribution accounts, and the names of all persons authorized to draw thereon or have access thereto, (ii) the location of all lockboxes and safe deposit boxes of the Business and the names of all Persons authorized to draw thereon or have access thereto and (iii) the names of all Persons, if any, holding powers of attorney from the Sellers or Century CP relating to the Business. At the time of the Closing, none of the Sellers shall have any such account, lockbox or safe deposit box for use in respect of the Business other than those listed in
Section 3.28 of the Disclosure Schedule, nor shall any additional Person have been authorized, from the date of this Agreement, to draw thereon or have access thereto or to hold any such power of attorney, without the prior written consent of the Purchaser. At the time of the Closing, all monies and accounts of the Business shall be held by, and be accessible only to, the Business.

                  SECTION 3.29. Year 2000 Compliance. The Sellers have initiated reviews and committed resources that, to the Sellers' knowledge, are sufficient to ensure that on the Closing Date (a) all computer software necessary for the conduct of the Business designed to be used prior to, during, and after December 31, 1999 will operate in all material respects during each such time period without error relating to the year 2000, specifically including any error relating to, or being the product of, date data which represents or references different centuries or more than one century and (b) such computer software will accept, calculate, sort, extract and otherwise process date inputs and date values, and return and display date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.

                  SECTION 3.30. Governmental Licenses and Permits. Section 3.30 of the Disclosure Schedule lists all material governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations other than the Environmental Permits (collectively, the "MATERIAL LICENSES") used or held in the conduct of the Business. All of such Material Licenses are in full force and effect, and the Sellers and Century CP are in material compliance with each such Material License.

                  SECTION 3.31. Disclosure Schedule Supplements. The facts, events or circumstances referenced in the Disclosure Schedule Supplements, taken as a whole, do not, and will not, individually or in the aggregate, result in Losses to the Business of more than $1,000,000.

                  SECTION 3.32. Opinion of Financial Advisor. The Sellers have received the opinion of Morgan Stanley Dean Witter, dated a date prior to the date hereof, to the effect that, as of such date, the Purchase Price is fair from a financial point of view to the Sellers.

                  SECTION 3.33. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from the Business in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Sellers.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

                  As an inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers as follows:

                  SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been, and upon their execution by the Purchaser the Ancillary Agreements will be, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of the Purchaser in accordance with their respective terms.

                  SECTION 4.02. No Conflict. Assuming compliance with the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, except as may result from any facts or circumstances relating solely to the Sellers, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the Charter or by-laws (or other organizational documents) of the Purchaser (b) materially conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties is bound or affected, which would, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement or by the Ancillary Agreements.

                  SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except the notification requirements of the HSR Act.

                  SECTION 4.04. Litigation. No claim, action, proceeding or investigation is pending or, to the best knowledge of the Purchaser after due inquiry, threatened, which seeks to materially delay or prevent the consummation of, or which would be reasonably likely to materially adversely affect the Purchaser's ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

                  SECTION 4.05. Brokers. No Broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from the Sellers in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Purchaser.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                  SECTION 5.01. Conduct of Business Prior to the Closing. (a) The Sellers covenant and agree that, except with the prior written consent of the Purchaser (which shall not be unreasonably withheld), between the date hereof and the Closing, the Sellers shall, and shall cause Century CP to, conduct the Business only in the ordinary course and consistent with the Sellers' and Century CP's prior practice. Without limiting the generality of the foregoing, except with the prior written consent of the Purchaser and except in the ordinary course of business consistent with past practice to meet market conditions, the Sellers shall, and shall cause Century CP to, (i) continue their promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles, or otherwise change the terms, for any payables or receivables; (iii) continue to acquire, produce and maintain Inventory (including, without limitation, the mix of Inventory) in accordance with past practice; (iv) use commercially reasonable efforts to (A) preserve intact its business organization and the business organization of the Business, (B) keep available to the Purchaser the services of the employees of the Business, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Business and (D) preserve current relationships with customers, suppliers and other persons with which the Business has significant business relationships; (v) exercise, but only after notice to the Purchaser and receipt of the Purchaser's prior written approval (which shall not be unreasonably withheld), any rights of renewal pursuant to the terms of any of the leases or subleases set forth in Section 3.19(b) of the Disclosure Schedule which by their terms would otherwise expire;
(vi) renew or apply for renewal all Material Licenses and Environmental Permits;
(vii) not amend, modify or consent to the termination of any Material Contract or the Business' rights thereunder; and (viii) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Sellers to be untrue in any material respect or result in a material breach of any covenant made by the Sellers in this Agreement.

                  (b) The Sellers covenant and agree, jointly and severally, that, prior to the Closing, without the prior written consent of the Purchaser (which shall not be unreasonably withheld), none of the Sellers or Century CP will do any of the things enumerated in the second sentence of Section 3.13 (including, without limitation, clauses (a) through (bb) thereof).

                  (c) The Sellers covenant and agree that except with the prior written consent of the Purchaser, between the date hereof and the Closing, the Sellers shall not issue or sell any shares of capital stock or any option, warrant or other right to acquire the same.

                  SECTION 5.02. Access to Information. (a) From the date hereof until the Closing, upon reasonable notice to the Sellers' officers designated below and for purposes of facilitating the transfer of the Business, the Sellers shall, and shall cause Century CP and each of the Sellers' and Century CP's officers, directors, managers, agents, accountants and counsel to (i) afford to up to two officers, employees or authorized agents or representatives of the Purchaser at any given facility at any given time for an aggregate of 12 days (i.e., 24 man days) reasonable access during normal business hours to the offices, properties, plant and other facilities of the Business (and to those officers, directors, employees, agents, accountants and counsel of the Sellers and Century CP who have knowledge relating to the Business) and (ii) furnish to such representatives of the Purchaser such additional access, data and other information regarding the Business and the Assets as the Purchaser may from time to time reasonably request. The Purchaser acknowledges that nothing in this
Section 5.02 shall require the Sellers to grant access to officers, employees, agents and representatives of the Purchaser in order to permit the Purchaser to implement any expansion plans that it may contemplate in respect of the Business. The parties hereto further agree that with respect to this Section
5.02 (i) all requests by the Purchaser for access or information will be submitted or directed only to Century's President and Chief Operating Officer (in respect of manufacturing and technical matters), Chief Financial Officer (in respect of financial and accounting matters and management information and control systems) and General Counsel and Chief Administrative Officer (in respect of contractual, environmental, human resource and any other matters);
(ii) that the Purchaser shall not interfere with any of the businesses or operations of the Sellers or Century CP; and (iii) that nothing in this Section 5.02 shall restrict the Purchaser's access to the offices, properties, plant and other facilities of the Business (and to those officers, directors, employees, agents, accountants and counsel of the Sellers and Century CP who have knowledge relating to the Business) or financial, operating, technical and environmental data and other information regarding the Business and the Assets to the extent reasonably required or contemplated under the Shared Services Agreement and the Molten Aluminum Purchase Agreement.

                  (b) In order to facilitate the resolution of any claims made against or incurred by the Sellers prior to the Closing, for a period of seven years after the Closing, the Purchaser shall (i) retain the books and records of the Business which are transferred to the Purchaser pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Sellers and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Sellers reasonable access (including the right to make, at the Sellers' expense, photocopies), during normal business hours, to such books and records.

                  (c) In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser after the Closing, for a period of seven years following the Closing, the Sellers shall (i) retain all books and records of the Sellers which are not transferred to the Purchaser pursuant to this Agreement and which relate to the Business for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Purchaser, reasonable access (including the right to make photocopies at the expense of the Purchaser), during normal business hours, to such books and records.

                  SECTION 5.03. Confidentiality. (a) For a period of two years from the Closing Date, the Sellers agree to, and shall cause their agents, representatives, Affiliates, Senior Managers, officers and directors to, and shall use commercially reasonable efforts to cause their other employees to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent or trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information with respect to the Business, (ii) in the event that the Sellers or any such agent, representative, Affiliate, Senior Manager or employee, officer or director becomes legally compelled to disclose any such information, to the extent legally possible provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek a protective order or other remedy or waive compliance with this
Section 5.03(a), (iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.03(a), furnish only that portion of such confidential information which is legally required to be provided and exercise commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information, and
(iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Sellers or any of their agents, representatives, Affiliates, Senior Managers or employees, officers and directors and destroy any and all additional copies then in the possession of the Sellers or any of their agents, representatives, Affiliates, Senior Managers or employees, officers and directors of such information and the portion of any analyses, compilations, studies or other documents prepared on the basis thereof; provided, however, that clauses (i), (ii) and (iii) of this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Sellers, their agents, representatives, Affiliates, Senior Managers or employees, officers or directors. The Sellers agree and acknowledge that remedies at Law for any breach of their obligations under this Section 5.03(a) are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of monetary damages.

                  (b) For a period of two years from the Closing Date, the Purchaser agrees to, and shall cause its agents, representatives, Affiliates, senior managers, officers and directors to, and shall use commercially reasonable efforts to cause their other employees to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information obtained in connection with transactions contemplated by this Agreement and the Ancillary Agreements relating to trade secrets, processes, patent or trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information with respect to the business of the Sellers (other than the Business), (ii) in the event that the Purchaser or any such agent, representative, Affiliate, senior manager or employee, officer or director becomes legally compelled to disclose any such information, to the extent legally possible provide the Sellers with prompt written notice of such requirement so that the Sellers may seek a protective order or other remedy or waive compliance with this Section 5.03(b), (iii) in the event that such protective order or other remedy is not obtained, or the Sellers waive compliance with this Section 5.03(b), furnish only that portion of such confidential information which is legally required to be provided and exercise commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Sellers any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Purchaser or any of its agents, representatives, Affiliates, senior managers or employees, officers and directors and destroy any and all additional copies then in the possession of the Purchaser or any of its agents, representatives, Affiliates, senior managers or employees, officers and directors of such information and the portion of any analyses, compilations, studies or other documents prepared on the basis thereof; provided, however, that clauses (i), (ii) and (iii) of this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Purchaser, its agents, representatives, Affiliates, senior managers or employees, officers or directors. The Purchaser agrees and acknowledges that remedies at Law for any breach of its obligations under this Section 5.03(b) are inadequate and that in addition thereto the Sellers shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of monetary damages.

                  SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents. (a) Each of the Sellers and the Purchaser will use commercially reasonable efforts to obtain (or in the case of the Sellers cause Century CP to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with such other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals, it being understood that (i) nothing in this Section 5.04(a) is intended to be a covenant that the Sellers shall in fact obtain on the Purchaser's behalf any such authorizations, consents, orders or approvals, or
(ii) except as provided in Section 8.02, obtaining any such authorizations, consents, orders and approvals shall not be a condition to Closing. Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within fifteen Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each party to this Agreement shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority.

                  (b) The Sellers shall, or shall cause Century CP to, give promptly such notices to third parties and use commercially reasonable efforts to obtain such third party consents as the Purchaser may reasonably deem necessary or desirable in connection with the transactions contemplated by this Agreement, including, without limitation, all third party consents that are necessary or desirable in connection with the transfer of the Material Contracts, it being understood that (i) nothing in this Section 5.04(b) is intended to be a covenant that the Sellers shall in fact obtain on the Purchaser's behalf any such consents or (ii), except as provided in Section 8.02(l), obtaining any such consents shall not be a condition to Closing.

                  (c) The Purchaser shall cooperate and use commercially reasonable efforts to assist the Sellers in giving such notices and obtaining such consents; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice or consent or to consent to any change in the terms of any Material Contract which the Purchaser may deem adverse to the interests of the Purchaser or the Business.

                  (d) The Sellers and the Purchaser agree that, in the event any consent, approval or authorization necessary or desirable to preserve for the Business or the Purchaser any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Sellers or Century CP is a party and which is to be transferred to the Purchaser pursuant to Section 2.01(a) is not obtained prior to the Closing, the Sellers will, subsequent to the Closing, cooperate with the Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Sellers will use commercially reasonable efforts to provide the Purchaser on a back-to-back or similar basis with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if the Sellers provide such rights and benefits, the Purchaser shall assume the obligations and burdens thereunder.

                  SECTION 5.05. Disclosure Schedule Supplements; Notice of Developments. (a) The Purchaser and the Sellers agree that the Sections of the Disclosure Schedule qualifying Article III are not final and are subject to further review and revision. The Sellers may supplement such Sections of the Disclosure Schedule qualifying Article III by including, to the extent appropriate, a description (in reasonable detail) of facts, events or circumstances affecting the Business and existing prior to the date hereof and delivering to the Purchaser within 20 days of the date hereof supplemental sections of the Disclosure Schedule qualifying Article III (each, "DISCLOSURE SCHEDULE SUPPLEMENT"); provided that nothing in this Section 5.05(a) will permit the Sellers to include in the Disclosure Schedule Supplements any references to any facts, events or circumstances which, taken as a whole, individually or in the aggregate, (i) reflect Liabilities of the Business greater than $1,000,000,
(ii) result in, or may be reasonably likely to result in, Losses to the Business of more than $1,000,000 or (iii) would materially and adversely affect the Purchaser's ability to conduct the Business on the Closing Date.

                  (b) Prior to the Closing, the Sellers shall promptly notify the Purchaser in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which result in any material breach of a representation or warranty or covenant of the Sellers in this Agreement or which have the effect of making any representation or warranty of the Sellers in this Agreement untrue or incorrect in any material respect and
(ii) all other developments materially affecting the Business or the Business Assets.

                  SECTION 5.06. Use of Intellectual Property. (a) Except as determined by the committee to be established pursuant to the Shared Services Agreement in respect of the Shared Intellectual Property or as set forth in
Section 5.06 of the Disclosure Schedule, from and after the Closing, none of the Sellers or the Subsidiaries (other than Century CP) shall use any of the Owned Intellectual Property or the Licensed Intellectual Property.

                  SECTION 5.07. Non-Competition. (a) In partial consideration of the payment of the Purchase Price, as set forth in Section 2.04, the Sellers and the Purchaser agree that, for a period of five (5) years after the Closing (the "RESTRICTED PERIOD"), none of the Sellers or the Subsidiaries (other than Century CP) shall acquire, directly or indirectly, any ownership, equity, or similar interest (whether through a stock, asset or other type of transaction) in any multipurpose aluminum rolling mill in North America having a production capacity of at least 500,000,000 pounds per year that manufactures, produces or supplies heat-treated aluminum products or brazing products ("COVERED PRODUCTS"), provided that nothing herein shall restrict the Sellers from acquiring an interest in a Person that manufactures, produces or supplies

Covered Products if such activities did not represent or account for more than 20% of such Person's revenues, assets or income during, or as of the end of, any of the three fiscal years preceding the proposed date of acquisition.

                  (b) As a separate and independent covenant, the Sellers agree with the Purchaser that, for a period of five (5) years following the Closing, none of the Sellers or the Subsidiaries (other than Century CP) will in any way, directly or indirectly, interfere or attempt to interfere with any contractual relationship in North America of the Business with any customer or supplier relationship in existence on the date hereof.

                  (c) The Restricted Period shall be extended by the length of any period during which the Sellers are in breach of the terms of this Section 5.07.

                  (d) The Sellers acknowledge that the covenants of the Sellers set forth in this Section 5.07 are an essential element of this Agreement and that, but for the agreement of the Sellers to comply with these covenants, the Purchaser would not have entered into this Agreement. The Sellers acknowledge that this Section 5.07 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser. The Sellers has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this
Section 5.07 are reasonable and proper.

                  SECTION 5.08. Bulk Transfer Laws. Without prejudice to Section 9.02(a)(vi), the Purchaser hereby waives compliance by the Sellers with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Assets to the Purchaser.

                  SECTION 5.09. Cash; Other Communications. From and after the Closing, (a) the Sellers shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do or cause to be done all things necessary, proper or advisable under the applicable Laws to put the Purchaser in effective possession, ownership and control of the Business Assets and the Purchaser shall cooperate with the Sellers for that purpose and (b) the Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do or cause to be done all things necessary, proper or advisable under applicable Laws to put the Sellers in effective possession, ownership and control of assets not included within the Business Assets and the Sellers shall cooperate with the Purchaser for that purpose. Subject to the terms of the Shared Services Agreement, all cash and other remittances, mail and other communications relating to the Business Assets or the Business received by the Sellers or their Affiliates shall be promptly turned over to the Purchaser by the Sellers and, until sent to the Purchaser, shall be deemed held in trust by the Sellers for the benefit of the Purchaser. Subject to the terms of the Shared Services Agreement, all cash and other remittances, mail and other communications relating to any business of the Sellers not included within the Business being purchased by the Purchaser hereunder that are received by the Purchaser shall be promptly turned over to the Sellers by the Purchaser and, until sent to the Sellers, shall be deemed held in trust by the Purchaser for the benefit of the Sellers.

                  SECTION 5.10. Further Action. (a) Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements and consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, fulfill, or cause to be fulfilled, the conditions set forth in
Article VIII.

                  (b) The Purchaser agrees with the Sellers that, for a period of two (2) years following the Closing Date, none of the Purchaser or its Affiliates on the one hand, or the Sellers or their respective Affiliates on the other hand, will, in any way, directly or indirectly, solicit, offer to hire or induce (except through advertisements to the general public for positions) any person who is an employee of the other, to accept employment by it or enter into a business relationship with it.

                  SECTION 5.11. Environmental Permits. The Sellers will assist the Purchaser in the transfer or the reissue of such Environmental Permits or in any arrangement for their continued use by the Purchaser, including assisting in filing applications for any new Environmental Permits, it being understood that
(a) nothing in this Section 5.11 is intended to be a covenant that the Sellers shall in fact obtain on the Purchaser's behalf any such Environmental Permits, or (b) except as provided in Section 8.02, obtaining any such Environmental Permits shall not be a condition to Closing

                  SECTION 5.12. Intellectual Property. The Sellers agree to provide to the Purchaser within 15 Business Days of the date hereof a list of all Owned Intellectual Property and all Licensed Intellectual Property that is currently used by Century WV in its operations other than the Business (collectively, the "SHARED INTELLECTUAL PROPERTY"), provided that the parties agree that the Shared Intellectual Property shall not include any Owned Intellectual Property or Licensed Intellectual Property that is material to the Business or used in the manufacturing activities of the Business. The parties agree to refer to the committee to be established pursuant to the Shared Services Agreement matters relating to the Shared Intellectual Property and that the Shared Intellectual Property shall thereafter be deemed a "Shared Service" under such agreement.


                                   ARTICLE VI

                                EMPLOYEE MATTERS

                  SECTION 6.01. Offer of Employment. No later than 10 days prior to the Closing Date, the Purchaser shall offer employment to each of the hourly and salaried employees listed on a schedule previously provided to the Purchaser who remains actively employed by the Sellers as of the Closing Date in the Rolling Business (excluding individuals on short or long term disability or leave of absence or layoff). Each such employee who accepts such offer of employment by the Purchaser, and each employee hired after the date hereof by the Sellers to work in the Rolling Business and who accepts an offer of employment by the Purchaser on or prior to the Closing Date shall hereinafter be referred to as a "TRANSFERRED EMPLOYEE".

                  SECTION 6.02. Collective Bargaining Agreements. As of the Closing Date, the Purchaser agrees to assume any existing collective bargaining agreements sponsored by the Sellers and listed on Section 3.23 of the Disclosure Schedule.

                  SECTION 6.03. Defined Benefit Pension Plans. (a) Effective as of the Closing Date, the Transferred Employees shall no longer participate in the Sellers' defined benefit pension plans. Effective as of such date, the Purchaser shall establish replacement defined benefit pension plans (the "NEW DEFINED BENEFIT PLANS") that are intended to be qualified under Section 401(a) of the Code, and a related trust or trusts that are intended to be exempt from taxation under Section 501(a) of the Code for the benefit of the Transferred Employees, the terms of which plans and trust(s) shall be substantially comparable to the terms of the Sellers' defined benefit pension plans (and in compliance with any applicable collective bargaining agreement). The Purchaser agrees that the new Defined Benefit Plans and their related trusts and funding arrangements shall be operative in all respects on the Closing Date and the Purchaser agrees to deliver to the Seller the certificate of an officer or an opinion of counsel representing that the New Defined Benefit Plans meet the requirements for qualification under Section 401(a) of the Code. The Purchaser agrees as soon as practicable after the Closing Date to apply for, and take all actions necessary to secure, a determination letter from the Internal Revenue Service to the effect that the New Defined Benefit Plans are qualified under the applicable provisions of the Code. The Purchaser further agrees that if such a determination letter is not obtained, any liability resulting from the failure to obtain such letter shall be the responsibility of the Purchaser. The Purchaser shall recognize the Transferred Employees' service prior to the Closing Date with the Sellers for all purposes under the New Defined Benefit Plans.

                  (b) As soon as practicable after the Closing Date, the Sellers shall cause to be transferred from the Sellers' defined benefit pension plans (the "SELLERS' PENSION PLANS") to the New Defined Benefit Plans all accrued benefits and other liabilities of the Sellers' Pension Plans relating to the Transferred Employees and to the employees of the Rolling Business whose employment terminated prior to the Closing Date ("FORMER EMPLOYEES") in the manner described below (the "TRANSFERRED BENEFITS"). Following completion of the transfer of assets and liabilities from the Sellers' Pension Plans to the New Defined Benefit Plans, the Sellers shall have no further liability whatsoever with respect to the Former Employees and the Transferred Employees for benefits under the Sellers' Pension Plans, other than liability for any breach of fiduciary duties or any nonexempt prohibited transaction occurring prior to such transfer. As of the Closing Date, the Sellers shall cause the Sellers' Pension Plans to be amended so as to cease further accrual of benefits with respect to the Former Employees and Transferred Employees. Section 6.03(b) of the Disclosure Schedule lists all Former Employees together with relevant data concerning their age, date of hire, date of termination and accrued pension benefits.

                  (c) As a condition of making the transfer of assets and liabilities described below in this section, the Sellers and the Purchaser shall be entitled to receive the following: (i) in the case of the Sellers, a certificate from an officer or an opinion of counsel of the Purchaser representing that the New Defined Benefit Plans meet the requirements for qualification under Section 401(a) of the Code and that the Purchaser has timely requested a determination letter from the Internal Revenue Service confirming such qualification; (ii) in the case of the Purchaser, a certificate from an officer or an opinion of counsel of the Sellers representing that the Sellers' Plans have received a recent favorable determination from the Internal Revenue Service to the effect that the Sellers' Plans meet such requirements for qualification; and (iii) to Sellers' knowledge, there have been no amendments or actions since the issuance of such favorable determination letter which adversely affect such plans' qualifications.

                  (d) The Sellers shall cause Deloitte & Touche (the "SELLERS' ACTUARY") to determine the amount of assets required by Section 414(l) of the Code for the Transferred Benefits obligation based on allocating assets by priority categories described in Section 4044(a) of ERISA (the "414(l) AMOUNT"), to be transferred from the Sellers' Plans to the New Defined Benefit Plans. The 414(l) Amount shall be determined as of the Closing Date by the Sellers' Actuary on the basis of the Pension Benefit Guaranty Corporation's safe harbor plan termination assumptions set forth in Section 4044 of ERISA and the remaining assumptions used in the most recent ERISA actuarial valuation of the Sellers' Plans (the "SAFE HARBOR ASSUMPTIONS"). In connection therewith, the Sellers shall cause the Sellers' Actuary to determine the amounts of charges and credits to the funding standard account under Section 412 of the Code, the funding standard account credit balance and the annual amortization charges and credits (such amounts determined under the provisions of Internal Revenue Service Revenue Ruling 81-212 and other applicable guidance) to be allocated between the Sellers' Plans and the New Defined Benefit Plans as a result of the transfer of assets and liabilities anticipated under this section. Such amounts shall be determined without regard to use of the de minimis option contained in such revenue ruling and the regulations promulgated under Section 414(l) of the Code. The actuarial calculation of the liabilities by Pension Benefit Guaranty Corporation priority categories underlying the 414(l) Amount determined by the Sellers' Actuary shall be reviewed and verified by an actuarial firm designated by the Purchaser (the "PURCHASER'S ACTUARY").

                  (e) As soon as practicable after the Closing Date, but in no event later than 30 days from the Closing Date, the Sellers shall prepare and file Form 5310A with respect to the transfer required by this section, and within 60 days of the Closing Date, the Sellers shall cause to be transferred from the trusts for the Sellers' Plans to the trusts established for the New Pension Plans an amount in cash and marketable securities acceptable to the parties equal to 80% of the amount reasonably estimated by the Sellers' Actuary in good faith, after verification and approval by the Purchaser's Actuary, to be equal to the 414(l) Amount; provided, however, that such estimated amount shall be calculated prior to the last day of the month subsequent to the execution of this Agreement (the "INITIAL TRANSFER AMOUNT"). As soon as practicable after the final determination of the 414(l) Amount, calculated as of the Closing Date (the "TRUE-UP DATE"), but in no event later than 6 months from the Closing Date, the Sellers shall cause a second transfer to be made to the New Pension Plans in cash and marketable securities acceptable to the parties, of the "TRUE-UP AMOUNT". The True-Up Amount shall be equal to the

414(l) Amount (A) minus the sum of (i) the Initial Transfer Amount and (ii) distributions, if any, made with respect to Transferred Employees and Former Employees from the Closing Date through the True-Up Date, and (B) plus earnings in the Money Market Vehicle described in (g) below. Such True-Up Amount shall be determined by the Sellers' Actuary, after verification and approval by the Purchaser's Actuary. Once the Sellers' Actuary and the Purchaser's Actuary shall reach agreement, the Sellers' Actuary shall verify that the completed transfers comply with the requirements of Section 414(l). Nothing in this Section 6.03(e) shall prevent the Sellers from filing the Form 5310A in their discretion prior to the Closing Date.

                  (f) The Sellers' Actuary shall provide the Purchaser's Actuary with the results of the calculations made under paragraphs (d) and (e) above and with records and other information in support of such calculations as required by the Purchaser's Actuary to verify and approve such calculations. The Sellers and the Purchaser will cause their respective actuaries to work together in good faith to promptly resolve any differences between them with respect to such calculations. The expenses of the Sellers' Actuary shall be borne by the Sellers, and the expenses of the Purchaser's Actuary shall be borne by the Purchaser. In the event such differences cannot be resolved, the two actuaries shall appoint a third actuary to resolve such differences, and the cost of such third actuary shall be equally borne by the Sellers and the Purchaser. The decision of such third actuary shall be final and binding on the Sellers and the Purchaser.

                  (g) Notwithstanding any provisions to the contrary in this
Section 6.03, it is the intention of the parties that the Sellers shall attempt to minimize the market risk from the Closing Date to the date the True Up Amount is transferred (the "MARKET RISK PERIOD") by placing 125% of the Initial Transfer Amount into a money market account or other fixed income investment vehicle offered by the Sellers' Trustee on the Closing Date (the "MONEY MARKET VEHICLE"), and it is agreed that the return on such investment during the Market Risk Period shall be paid to the Purchaser's New Defined Benefit Plans at the time of transfer of the True Up Amount. The Initial Transfer Amount and any distributions made with respect to Transferred Employees and Former Employees during the Market Risk Period shall be paid from the Money Market Vehicle. Promptly after the date hereof the Sellers and the Purchaser shall contact the PBGC and seek to have the PBGC terminate the PBGC Agreement and release the PBGC lien on the Ravenswood Owned Real Property. If the PBGC does not terminate the PBGC Agreement prior to the Closing or does not agree to postpone until after the Closing the quarterly installment contributions to the Sellers' Pension Plans described in Section 2(c)(ii) of the PBGC Agreement, and the Sellers are required to make any such quarterly installment contribution before the Closing, the Purchase Price shall be increased by the after-tax effective cost to the Sellers of such contribution, multiplied by 78%, representing the agreed upon share of such contribution attributable to the Transferred Benefits, plus interest at 6% from the date of such contribution to the Closing Date.

                  SECTION 6.04. Welfare Benefit Plans. The Sellers shall be responsible for providing COBRA benefits to all employees of the Rolling Business whose employment terminated on or before the Closing Date, and for providing COBRA notices to all Transferred

Employees, as required by applicable law. Effective as of the Closing Date, the Purchaser shall be responsible for all employee welfare plan benefits or payments for Transferred Employees whether accruing before or after the Closing Date. Except as provided in Section 6.05 on and after the Closing Date, the Purchaser shall provide to the Transferred Employees such welfare benefit plans, which are substantially comparable to those enjoyed by such Transferred Employees immediately prior to the Closing Date which comply with applicable collective bargaining agreements; provided, however, that nothing contained in this Section 6.04 shall obligate or commit the Purchaser to continue any welfare benefit plan, program or arrangement after the Closing Date for any particular length of time, or to limit the right of the Purchaser to amend, modify, suspend, revoke or terminate any such plan, subject, however, to the provisions of any applicable collective bargaining agreement.

                  SECTION 6.05. Retiree Medical and Life Insurance Plans. On and after the Closing Date, the Purchaser shall assume all retiree medical and life insurance obligations of the Sellers for Transferred Employees and former employees of the Rolling Business who are identified in Section 6.05 of the Disclosure Schedule but only to the extent that such obligations relate to claims that are accrued on the Closing Balance Sheet, and the Purchaser shall provide to the Transferred Employees retiree medical and life insurance benefits substantially comparable to those enjoyed by such employees immediately prior to the Closing Date and in accordance with any applicable collective bargaining agreement; provided, however, that nothing contained in this Section 6.05 shall limit the right of the Purchaser to amend, modify, suspend, revoke or terminate any such obligations or benefits, it being understood that the Sellers shall not be liable to such former employees or Transferred Employees solely by reason of the Purchaser's amendment, modification, suspension, revocation or termination of obligations or benefits.

                  SECTION 6.06. Workers' Compensation Claims. Effective as of the Closing Date, the Sellers agree to assign all workers' compensation insurance policies relating to employees of the Business to the Purchaser. The Purchaser agrees to assume all workers' compensation claims brought by employees or former employees of the Rolling Business, including by Transferred Employees, whether such claims accrue or are brought before or after the Closing Date, and the Sellers shall have no further liability therefor on or after the Closing Date.

                  SECTION 6.07. PBGC Agreement. (a) The Sellers and the Purchaser agree that each Party will be entitled to participate in discussions with the PBGC and will use commercially reasonable efforts to obtain, on or prior to the Closing Date, the release of the Collateral described in the Agreement made as of January 23, 1996, between Century, the PBGC and certain other parties (the "PBGC AGREEMENT") which is related to the Rolling Business, such that the PBGC no longer has a security interest in any Assets purchased hereunder, provided, however, that the Sellers do not guaranty the release of such security interest nor shall a release of such security interest be a condition to Closing.

                  (b) Each of the Sellers and the Purchaser, respectively, agrees to comply with any requirements set forth by the PBGC, including without limitation payments, guarantees or the provision of other security to the extent, in the case of the Sellers, such requirements apply to the Reduction Facility and in the case of the Purchaser to the Rolling Business.

                  (c) The Purchaser and the Sellers agree to cooperate with each other in attempting to effect the release of the Collateral described in (a) above, including the disclosure of information relating to the Purchaser and the Sellers and their Affiliates that may be requested by the PBGC in connection with the PBGC's review of the transaction contemplated thereby.

                  SECTION 6.08. Management Services Agreement. The Sellers agree that prior to the Closing Date, Century shall have entered into the Management Services Agreement, under which Century agrees to provide the services of certain key executives of Century on a limited basis to the Purchaser for a fee after the Closing Date. Such services and the times the services shall be provided are specified in such agreement.

                  SECTION 6.09. Incentive Plans. The Sellers shall be responsible for all payments to any Transferred Employees under any incentive, bonus, stock option, stock purchase or similar plans of the Sellers, and for the payment of any benefits under such plans, which are accelerated, or become payable, as a result of the Closing, and the Purchaser shall have no responsibility for any such payments. The Purchaser shall have no responsibility to continue any such plans after the Closing or to make any payments under such plans.

                  SECTION 6.10. Employment Agreements. The Purchaser agrees to assume the Employment Agreements disclosed in Section 3.22(a) of the Disclosure Schedule, to the extent the same are in effect on the Closing Date with respect to the Transferred Employees.

                  SECTION 6.11. 401(k) Plan. Effective as of the Closing Date, Transferred Employees shall no longer actively participate in the Ravenswood Aluminum Corp. United Steelworkers of America Savings Plan or the Ravenswood Aluminum Corp. Salaried Employees Defined Contribution Plan (together, the "SELLERS' DEFINED CONTRIBUTION PLANS"). Effective as of the Closing Date, the Purchaser shall establish or make available one or more defined contribution plans for Transferred Employees containing terms substantially identical (other than employer stock terms) to those of the Sellers' Defined Contribution Plans (the "PURCHASER'S DEFINED CONTRIBUTION PLANS") and in compliance with applicable collective bargaining agreements and shall credit Transferred Employees for their service with the Sellers for participation and vesting purposes under the Purchaser's Defined Contribution Plans. As soon as practicable following the Closing Date, and upon receipt by the Sellers and by the Purchaser of the officer's certificates or opinions of counsel referred to below, the Sellers shall cause to be transferred from the Sellers' Defined Contribution Plans to the Purchaser's Defined Contribution Plans, and the Purchaser shall cause to be received, assets equal to the finalized account balances of such Transferred Employees who participated in the Sellers' Defined Contribution Plans. Effective as of the Closing Date, the Sellers shall cause each Transferred Employee to be fully vested in his or her account balance. The Sellers shall insure that such Transferred Employees do not receive in service distributions from the Sellers' Defined Contribution Plans in advance of such transfer. As a condition to such transfer, the Sellers and the Purchaser shall each be entitled to receive from the other an officer's certificate or an opinion of counsel to the effect that the Sellers' Defined Contribution Plans, and the Purchaser's Defined Contribution Plans, as the case may be, either (a) have received a recent favorable determination letter as to their qualification under the Code, and nothing has occurred since the date of such letter which would cause the loss of such qualification or (b) substantially complies by its terms with the relevant qualification provisions of the Internal Revenue Code, and the plan sponsor has timely applied for a favorable determination letter with respect to the plans, and will make whatever changes to the plans as are requested by the Internal Revenue Service as a condition of qualification.

                  SECTION 6.12. Century CP Plans. The Purchaser shall assume all the rights and obligations of Century under the Acquisition Agreement made as of December 22, 1998 between Alcoa and Century (the "ALCOA AGREEMENT") with respect to Employee Matters described in Section 9.09 of the Alcoa Agreement.

                  SECTION 6.13. Century CP Pension Plan. (a) Effective as of the Closing Date, the employees employed by Century CP (the "VERNON EMPLOYEES") shall no longer participate in the relevant Alcoa defined benefit pension plans (the "ALCOA PLANS"). Effective as of such date, the Purchaser shall establish replacement defined benefit pension plans (the "NEW VERNON PLANS") in compliance with applicable collective bargaining agreements that are intended to be qualified under Section 401(a) of the Code, and related trusts that are intended to be exempt from taxation under Section 501(a) of the Code for the benefit of the Vernon Employees, the terms of which plans and trusts shall be substantially comparable to the terms of the Alcoa Plans. The Purchaser agrees as soon as practicable after the Closing Date to apply for, and take all actions necessary to secure, determination letters from the Internal Revenue Service to the effect that the New Vernon Plans are qualified under applicable provisions of the Code. Assuming assets are transferred as provided in (b) below, the Purchaser shall recognize the Vernon Employees' service prior to the Closing Date with Alcoa and with the Sellers for all purposes under the New Vernon Plans.

                  (b) The Sellers agree, to the extent provided by the terms of the Alcoa Agreement, to cause Alcoa to transfer assets on a timely basis from the Alcoa Plans to the New Vernon Plans in accordance with the provisions of
Section 9.09(c)(3) of the Alcoa Agreement.

                  SECTION 6.14. Century CP Annual Performance Pay Plan. The Sellers agree that the Closing Balance Sheet will show, as a liability of the Business, amounts earned on a pro rata basis by the Vernon Employees who participate in the Performance Pay Plan pursuant to the collective bargaining agreement dated May 16, 1997 between UAW Local No. 808 and Century CP and the Purchaser shall pay such amounts to such employees in accordance with the collective bargaining agreements of Century CP following the delivery of the Closing Balance Sheet.

                                   ARTICLE VII

                                   TAX MATTERS

                  SECTION 7.01. Indemnity. (a) Each of Century and Century WV agree, on a joint and several basis, to indemnify and hold the Purchaser, Century CP and their Affiliates harmless from and against any and all of the following Taxes (other than payroll and other employment taxes to the extent accrued on the Closing Balance Sheet), including reasonable attorneys' and accountants' fees and other reasonable out-of-pocket expenses incurred in connection therewith: (i) Taxes imposed on or payable by Century CP or in respect of the Rolling Assets with respect to taxable periods ending on or before the Closing Date; (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on Century CP or in respect of the Rolling Assets which are allocable, pursuant to Section 7.01(b) hereof, to the portion of such period ending on the Closing Date; (iii) Taxes imposed on any member of an affiliated, consolidated, unitary or other combined group with which Century CP files or has filed a Tax return in a period ending on or prior to the Closing Date on a consolidated, unitary or other combined basis or with which one or more of the Sellers file a Tax return on such basis after the Closing Date; (iv) Taxes imposed on or payable by Century CP as a result of (A) the Code section 338(h)(10) Election with respect to Century CP referred to in Section 7.07 and (B) an actual or deemed election under a state or local provision which is analogous or comparable to Code
Section 338(h)(10); (v) Taxes relating to any payments required to be made after the Closing Date under any Tax indemnity, Tax sharing, or Tax allocation agreement between the Sellers and Century CP under which Century CP was obligated, or was a party, on or prior to the Closing Date; and (vi) Taxes arising from the breach of any representation, warranty or covenant of the Sellers with respect to Taxes under this Agreement. For purposes of this Section 7.01(a), the Sellers agree, on a joint and several basis, to indemnify the Purchaser for any and all out-of-pocket costs and expenses (including reasonable fees for attorneys and other outside consultants) incurred in connection with any contest of any Tax liability for which the Sellers are liable under this
Article VII.

                  (b) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

                  (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.06), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

                  (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Sellers or any Subsidiary, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

                  SECTION 7.02. Returns and Payments. From the date of this Agreement through and after the Closing Date, the Sellers shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax returns, reports and forms ("RETURNS") relating to the Sellers, Century CP and the Business that is due on or before or relates to any taxable period ending on or before the Closing Date (and the Purchaser shall do the same for Returns relating to Century CP and the Business with respect to any taxable period ending after the Closing Date). Returns of Century CP and the Business not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to Century CP, but only if the preparation of such Returns in a manner inconsistent with past practices would have a Material Adverse Effect on the non-preparing party (except (i) to the extent counsel for the Sellers renders a legal opinion stating that there is no reasonable basis in law therefor or that a Return cannot be so prepared and filed without being subject to penalties or (ii) with the consent of the Purchaser, which shall not be unreasonably withheld). With respect to any Return required to be filed by the Purchaser or the Sellers with respect to Century CP and the Business and as to which an amount of Tax is allocable to the other party under Section 7.01(b), the filing party shall provide the other party and its authorized representatives with a copy of such completed Return and a statement certifying the amount of Tax shown on such Return that is allocable to such other party pursuant to Section 7.01(b), together with appropriate supporting information and schedules at least 20 Business Days prior to the due date (including any extension thereof) for the filing of such Return, and such other party and its authorized representatives shall have the right to review and comment on such Return and statement prior the filing of such Return. The Sellers and the Purchaser agree to consult and resolve in good faith any issue arising out of the review of any such Tax Return. In the event the parties are unable to resolve any dispute within thirty
(30) days following the delivery of such Tax Return by the filing party to the non-filing party, the parties shall resolve their dispute by jointly requesting that a mutually acceptable accounting firm which is not the past or then current principal auditors of the Purchaser or the Sellers resolve any issue before the due date of such Tax Return, in order that such Tax Return may be timely filed. The scope of the accounting firm's review shall be limited to the disputed items. The Sellers and the Purchaser shall each pay one-half of the accounting firm's fees and expenses.

                  SECTION 7.03. Tax Refunds and Credits. The Purchaser shall, within forty-five (45) days following receipt of any tax refund, credit or offset, pay to the Sellers the amount of any Tax refund or credit or offset (including any interest paid or credited or any offset allowed with respect thereto), but reduced by any Taxes that the Purchaser or Century CP shall be required to pay with respect thereto, received or used, in the case of a credit or offset, by the Purchaser or Century CP of Taxes (i) relating to taxable periods or portions thereof ending on or before the Closing Date (including any taxes allocated to such period under Section 7.01(b) hereof), or (ii) attributable to an amount paid by the Sellers under Section 7.01(a) hereof. The amount of any refunds or credits or offsets (including any interest paid or credited with respect thereto) received by the Purchaser or Century CP shall be for the account of the Purchaser if the refund, credit or offset is of Taxes relating to taxable periods that begin after the Closing Date (including any taxes allocated to such period under Section 7.01(b) hereof). The Purchaser may, for its own account, claim a refund, credit or offset that relates to an adjustment to a taxable period that begins before the Closing Date that arises from an adjustment to a taxable period beginning on or after the Closing Date, provided, however, that the Sellers must consent to any such refund claim, which consent may not be unreasonably withheld (for this purpose, withholding of consent shall be reasonable if such refund claim could reasonably be expected to have a material tax cost or otherwise materially adversely affect the Sellers. The Purchaser shall, if the Sellers so request and at the Sellers' expense, cause the relevant entity to file for and use commercially reasonable efforts to obtain and expedite the receipt of any refund to which the Sellers are entitled under this
Section 7.03, provided, however, that the Purchaser must consent to any such refund claim, which consent may not be unreasonably withheld (for this purpose, withholding of consent shall be reasonable if such refund claim could reasonably be expected to have a material tax cost or otherwise materially adversely affect the Purchaser, Century CP or any of their Affiliates).

                  SECTION 7.04. Time of Payment. Payment by the Sellers of any amount due under this Article VII shall be made within thirty (30) days following written notice by the Purchaser that payment of such amounts to the appropriate Tax authority or other appropriate party is due; provided that in the case of any payment due to a Tax authority or other appropriate party the Sellers shall not be required to make any payment earlier than two days before it is due to the appropriate Tax authority. In the case of a Tax that is contested in accordance with the provisions of Section 7.08 (other than a Tax contested in any administrative or judicial proceeding in which the Tax contested must be paid prior to or upon commencement of such proceeding), payment of the Tax to the appropriate Tax authority will not be considered to be due earlier than the date a final determination has been made as defined in
Section 1313(a) of the Code or as finally determined pursuant to any similar rule or provision of any relevant applicable Tax laws of any state, local, foreign or other Tax jurisdiction (a "FINAL DETERMINATION").

                  SECTION 7.05. Cooperation and Exchange of Information. Upon the terms set forth in Section 5.02, the Sellers and the Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in facilitating an appraisal of the assets of the Business, preparing and filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase all or a part of the Business from the Purchaser. Such cooperation and information shall include providing copies of relevant Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. The Sellers shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of the Sellers and the Purchaser shall retain all Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Business for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or
(ii) six years following the due date (without extension) for such Returns. Any information obtained under this Section 7.05 shall be kept confidential except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding.

                  SECTION 7.06. Conveyance Taxes. The Sellers and the Purchaser shall be equally liable for and each shall pay one-half of any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement. The Sellers, after the review and consent by the Purchaser, shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. The Purchaser shall execute and deliver all instruments and certificates necessary to enable the Sellers to comply with the foregoing. The Purchaser shall complete and execute a resale or other exemption certificate with respect to the inventory items sold hereunder, and shall provide the Sellers with an executed copy thereof.

                  SECTION 7.07. Section 338(h)(10) Election. (a) Century and the Purchaser shall jointly make a deemed asset sale election described under Code section 338(h)(10) (the "CODE SECTION 338(h)(10) ELECTION") and shall make all corresponding or similar elections under applicable state or local law with respect to the qualified stock purchase of Shares by the Purchaser hereunder (collectively, "ELECTIONS"). Century and the Purchaser shall file all such Elections on a timely basis and comply with all rules and regulations applicable to such Elections. Century and the Purchaser shall cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and documents on a joint or separate basis as may be required) to effect and preserve timely Elections in accordance with applicable Treasury Regulations under Code section 338 and comparable state or local laws.

                  (b) Within sixty (60) calendar days following the Closing Date, the Purchaser will deliver to Century a completed Internal Revenue Service Form 8023, and the required schedules thereto ("FORM 8023"), providing for the
Section 338(h)(10) Election. If, within 30 calendar days after the date of Purchaser's delivery of the Form 8023, Century disputes one or more of the allocations reflected in items 9a or 11a of Form 8023, Century will give written notice to the Purchaser setting forth the allocations that Century believes should be reflected on Form 8023 (but in no event will Century's allocations reflected in items 9a and 11a of Form 8023 be less than that of the Purchaser's), and Century and the Purchaser shall be bound by Century's allocations so long as such allocations are consistent with the terms of this Agreement, which allocations shall be contained in a revised Form 8023. If Century reasonably disputes any other allocations or computations reflected on the Form 8023, Century and the Purchaser will attempt in good faith to promptly agree on a revised Form 8023. If the parties cannot resolve any such dispute within 30 Business Days of the delivery by the Purchaser of the Form 8023 to Century, the items remaining in dispute shall be submitted to an independent accounting firm of international reputation selected by, and mutually acceptable to, Century and the Purchaser. If the independent accounting firm so selected determines that the allocation with respect to any item or items remaining in dispute is incorrect and that Century would be materially adversely affected by the incorrectness of such allocation, then Century and the Purchaser shall be bound by the allocation of such items as determined by the independent accounting firm. Otherwise, the Purchaser and Century shall be bound by the allocation with respect to such item or items as prepared by the Purchaser. The independent accounting firm shall make any such determination within 30 Business Days after submission of the remaining disputed items.

                  SECTION 7.08. Contests. (a) After the Closing Date, each of the Sellers and the Purchaser shall promptly notify the other party in writing upon receipt of written notice of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Sellers, the Purchaser or Century CP which, if determined adversely to the taxpayer or after the lapse of time, would be grounds for indemnification by the other party under Section 7.01. Such notice shall contain factual information (to the extent known to the notifying party) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If the indemnitee under Section 7.01 fails to give the indemnitor under Section 7.01 prompt notice of an asserted Tax liability as required by this Section 7.08, then the indemnitor shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability but only to the extent that failure to give such notice results in a detriment to the indemnitor.

                  (b) In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date, the Sellers shall have the sole right, at their expense, to control the conduct of such audit or proceeding, but only to the extent that such audit or proceeding relates to a Tax for which the Sellers have a potential indemnification obligation under Section 7.01; provided, however, that if the results of such contest could reasonably be expected to have a material Tax cost to the Purchaser or Century CP for any taxable period including or ending after the Closing Date, then the Sellers and the Purchaser shall jointly control the defense and settlement of any such contest and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld and, if the Sellers do not assume the defense of any such audit or proceeding, the Purchaser may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding; provided, however, that the Purchaser shall not settle any such audit or proceeding without the consent of the Sellers, which consent shall not be unreasonably withheld. If the Sellers choose to control the contest, the Purchaser shall promptly empower and shall cause Century CP or other party promptly to empower (by power of attorney and such other documentation as may be appropriate) such representatives of the Sellers as they may designate to represent the Purchaser or Century CP or other party or its successor in the contest insofar as the contest involves an asserted tax liability for which the Sellers would be liable under Section 7.01. The Purchaser shall have sole control over the defense and settlement of any contest relating to taxable periods or portions thereof that begin on or after the Closing Date (including, subject to Section 7.08(c) hereof, any Taxes allocated to such period under Section 7.01(b) hereof) or relating to taxable periods or portions thereof ending on or before the Closing Date provided the Taxes to which such contest relates are Taxes for which Sellers are not liable under Section 7.01(a) hereof, provided, however, that if the results of any such contest otherwise controlled by the Purchaser could reasonably be expected to have a material Tax cost or otherwise materially adversely affect the Sellers, then the Sellers and the Purchaser shall jointly control the defense and settlement of any such contest and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld.

                  (c) With respect to periods beginning before the Closing Date and ending after the Closing Date, (i) each party may participate in an audit or proceeding which relates to any such period and (ii) such audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods; provided that neither party shall settle any such audit or proceeding without the consent of the other, which consent shall not be unreasonably withheld. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in situations in which separate issues are otherwise controlled hereunder by the Purchaser and the Sellers.

                  (d) The Purchaser and the Sellers agree to cooperate, and the Purchaser agrees to cause Century CP to cooperate, in the defense against or compromise of any claim in any audit or proceeding.

                  (e) The Sellers shall promptly notify the Purchaser of the commencement of any claim, audit, examination or other written change or adjustment received by the Sellers, in each case relating to Century CP, by any taxing authority which could reasonably be expected to affect the liability of the Purchaser or Century CP for a material amount of Taxes, and the Sellers shall keep the Purchaser informed of the progress thereof. The failure to provide such notice shall not affect the indemnification obligations under this
Article VII unless the indemnified party is materially prejudiced as a result of such failure.

                  SECTION 7.09. Miscellaneous. (a) The Sellers and the Purchaser agree to treat all payments made under Section 2.09 and this Article VII and under any other indemnity provision contained in this Agreement as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof.

                  (b) The covenants and obligations of parties under this
Article VII, and the representations and warranties of Sellers set forth in
Section 3.25 hereof, shall survive the Closing and shall remain in full force and effect until the expiration of all statutes of limitations on assessment or collection of Tax plus 180 days with respect to any Taxes that would be indemnifiable by the Sellers under this Agreement.

                  (c) From and after the date of this Agreement, the Sellers shall not without the prior written consent of the Purchaser (which consent may not be unreasonably withheld) make, or cause or permit to be made, any Tax election not consistent with prior practices that could be reasonably expected to have a Material Adverse Effect.

                  (d) The Sellers and the Purchaser agree that the fair market value of the assets of Century CP, in the aggregate, generally equals the adjusted tax basis in those assets as of the date of this Agreement.

                  (e) For purposes of this Article VII, all references to the Purchaser, the Sellers, Century CP and the Subsidiaries include successors.

                  (f) All tax sharing agreements or similar agreements with respect to or involving the Sellers and Century CP shall be terminated with respect to Century CP as of the Closing Date and, after the Closing Date, Century CP shall not be bound thereby or have any liability thereunder.


                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

                  SECTION 8.01. Conditions to Obligations of the Sellers. Subject to the proviso in Section 10.01(b), the obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing Date; except to the extent that any inaccuracies as of the Closing Date in the representations and warranties would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement (provided that for purposes of determining whether any representation or warranties are inaccurate as of the Closing Date any representation or warranty that is qualified by a standard of materiality shall be required to be true in all respects without giving effect to such materiality standard), (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects, and (iii) the Sellers shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof;

                  (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Assets contemplated by this Agreement shall have expired or shall have been terminated;

                  (c) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either the Sellers or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which is reasonably likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this
         Section 8.01(c) shall not apply if the Sellers have directly or indirectly solicited or encouraged any such Action;

                  (d) Ancillary Agreements. The Purchaser shall have executed and delivered to the Sellers each of the Ancillary Agreements to which it or any of its Affiliates is a party;

                  (e) Resolutions of the Purchaser. The Sellers shall have received a true and complete copy, certified by a duly authorized officer of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

                  SECTION 8.02. Conditions to Obligations of the Purchaser. Subject to the proviso in Section 10.01(a), the obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Sellers contained in this Agreement shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, except to the extent that any inaccuracies as of the Closing Date in the representations and warranties would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (provided that for purposes of determining whether any representations or warranties are inaccurate as of the Closing Date any representation or warranty that is qualified by a standard of materiality shall be required to be true in all respects without giving effect to such materiality standard; provided that solely for purposes of this Section 8.02(a), if there is any circumstance, change in or effect on the Business whose adverse effect on the Business is monetary, such circumstance, change or effect shall be deemed to be a Material Adverse Effect if such monetary liability is greater than $15,000,000); (ii) the covenants and agreements contained in this Agreement to be complied with by the Sellers on or before the Closing shall have been complied with in all material respects except that the Sellers shall have complied in all respects with their obligations under Article II hereof, and (iii) the Purchaser shall have received a certificate of the Sellers to such effect signed by duly authorized officers thereof;

                  (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Assets contemplated hereby shall have expired or shall have been terminated;

                  (c) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either the Sellers or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which is reasonably likely to render it impossible or unlawful to consummate such transactions or which would be reasonably likely to have a Material Adverse Effect; provided, however, that the provisions of this
         Section 8.02(c) shall not apply if the Purchaser has solicited or encouraged any such Action;

                  (d) Resolutions of the Sellers. The Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of each of the Sellers, of the resolutions duly and validly adopted by the Board of Directors of each of the Sellers and the stockholders of Century WV evidencing their authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

                  (e) Consents and Approvals. The Purchaser and the Sellers shall have received, each in form and substance reasonably satisfactory to the Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and officials which are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or for the conduct of the Business by the Purchaser immediately after giving effect to the Closing, except where the failure to obtain any such authorizations, consents, orders or approvals would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect after giving effect to consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

                  (f) Resignations. The Purchaser shall have received the resignations, effective as of the Closing, of all directors and officers of Century CP, except for such persons as shall have been designated in writing prior to the Closing by the Purchaser to the Sellers;

                  (g) Minute Books. The Purchaser shall have received a copy of the minute books and stock register of Century CP, certified by the Secretary or Assistant Secretary of Century CP, as of the Closing;

                  (h) Good Standing; Qualification to Do Business. The Purchaser shall have received good standing certificates for Century CP from the secretary of state of the jurisdiction in which such entity is incorporated or organized and from the secretary of state in each other jurisdiction in which the failure of Century CP to qualify to do business as a foreign corporation would be reasonably likely to have a material and adverse effect on the business of Century CP, in each case dated as of a date not earlier than ten Business Days prior to the Closing Date and accompanied by bring-down telegrams dated the Closing Date;

                  (i) Ancillary Agreements. Each of the Sellers or its Affiliates shall have executed and delivered to the Purchaser each of the Ancillary Agreements to which a Seller or any of its Affiliates is a party;

                  (j) No Material Adverse Effect. No circumstance, change in, or effect on the Business shall have occurred which has or, with the passage of time is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; provided that to the extent any such circumstance, change or effect on the Business results in an inaccuracy as of the Closing Date in the representations and warranties of the Sellers, such circumstance, change or effect shall not be separately considered under this Section 8.02(j) for purposes of determining whether a Material Adverse Effect has occurred or is reasonably expected to occur;

                  (k) New Collective Bargaining Agreement. The collective bargaining agreement with the United Steelworkers of America (the "USWA") entered into and agreed upon by Century WV effective June 1, 1999 and the terms thereof are effective and binding on the parties and have not been amended since such date;

                  (l) Major Customer. (i) The Major Customer shall have consented to the assignment to the Purchaser of the Sellers' rights and obligations under the agreements entered into with such Major Customer and the Major Customer shall not have terminated or materially and adversely altered, or given notice that it intends to terminate or materially and adversely alter, its commercial arrangements with the Business and (ii) The Lockheed Martin Corporation ("LOCKHEED") shall have consented to the assignment to the Purchaser of Century WV's rights and obligations under the agreements entered into with Lockheed in October 1998;

                  (m) Taxes and Fees. The Sellers shall have paid one-half of all transfer, deed, gains, stamp and all other similar taxes and special assessments and recording charges, if any;

                  (n) Title Policy. The Purchaser shall have received, at its sole cost and expense, an owner's form of policy or policies of title insurance, dated or updated to the Closing Date (the "TITLE POLICY") with liability in the amount reasonably specified by the Purchaser, insuring that the Purchaser has a good and marketable fee estate in and to the Owned Real Property subject only to the Permitted Encumbrances and the Permitted Property Encumbrances. The Title Policy shall be issued by a title company satisfactory to the Purchaser (the "TITLE COMPANY"), and shall insure (to the extent insurable) any easements, leasehold estates or other matters appurtenant to or benefitting the Owned Real Property as part of the insured estate. In the event delivery of the Title Policy is not possible as of the Closing, Purchaser shall have received at the Closing the irrevocable and unconditional binding commitment of the Title Company to issue the Title Policy in the form of a so-called "pro-forma policy", or "marked binder";

                  (o) Title Indemnity. The Sellers shall have provided to the Title Company a "gap" indemnity, indemnifying the Title Company against matters affecting title (other than Permitted Encumbrances) between the Closing Date and the date of recordation of the Deed or Deeds;

                  (p) Title Proof. The Sellers shall have provided to the Title Company such reasonable and customary title affidavits, indemnities, undertakings and "proofs" as may be customary in the jurisdiction in which the Owned Real Property is situated or as may be reasonably required by the Title Company;

                  (q) Survey. The Purchaser shall have received, at least ten
         (10) days prior to the Closing, at the Sellers' sole cost and expense, an "as-built" survey or surveys of the Owned Real Property reasonably satisfactory to the Purchaser, certified to the Purchaser and the Title Company by a licensed surveyor approved by the Purchaser, dated or updated not earlier than sixty (60) days prior to the Closing, complying with the latest edition of the ALTA and ASCM Minimum Standard Detail Requirements for Land Title Surveys, including Table A items reasonably requested by the Purchaser;

                  (r) Easements. The Sellers, at their sole cost and expense, shall have executed, acknowledged and recorded such easements as shall be necessary for the Purchaser to operate the Business, including, without limitation, those easements contemplated in Schedule 8.02(r);

                  (s) Conveyance. The conveyance of the Owned Real Property shall be in compliance with all material zoning, subdivision, land use, and other Laws, and the Owned Real Property shall be assessed as a separate tax lot for real property tax assessment purposes;

                  (t) Certificate of Non-Foreign Status. The Purchaser shall have received a certificate from the Sellers (which complies with Section 1445 of the Code) of non-foreign status executed in accordance with the provisions of the Foreign Investment in Real Property Tax Act; and

                  (u) Utilities. The Purchaser shall have rights to obtain from the utility provider utilities on terms and conditions, including cost, similar to those currently in effect.

                  (v) Environmental Permits. All Environmental Permits required for the Purchaser, as the new owner of the Assets, to conduct the Business as of the Closing shall be in full force and effect except (i) as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and (ii) as would not materially and adversely affect the Purchaser's ability to operate the Business.


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
                                   ARTICLE IX

                                 INDEMNIFICATION

                  SECTION 9.01. Survival of Representations and Warranties. The representations and warranties of the Purchaser and the Sellers contained in this Agreement shall survive the Closing until the second anniversary thereof; provided, however, that (a) the representations and warranties of the Sellers dealing with Tax matters shall survive as provided in Article VII, (b) insofar as any claim is made by the Purchaser for the breach of any representation or warranty of the Sellers contained herein relating to environmental matters, such representations and warranties shall, for purposes of such claims by the Purchaser, survive the Closing until the sixth anniversary of the Closing, and
(c) the representations and warranties contained in Section 3.01 (other than the second sentence thereof) shall survive the Closing until the fourth anniversary thereof. Neither the period of survival nor the liability of the Sellers with respect to the Sellers' representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim has been given in good faith prior to the expiration of the applicable representations and warranties by the Purchaser to the Sellers pursuant to Section 9.04, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

                  SECTION 9.02. Indemnification by the Sellers. (a) Subject to
Section 9.01, the Sellers shall, jointly and severally, indemnify, defend and hold harmless the Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "PURCHASER INDEMNIFIED PARTY") for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "LOSS") by them, arising out of or resulting from:

                  (i) the breach of any representation or warranty made by the Sellers contained in this Agreement (other than in respect of Taxes and other amounts indemnified against under Article VII, it being understood that the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by
         Article VII); or

                  (ii) the breach of any covenant or agreement by the Sellers contained in this Agreement (other than any covenant in Article VII, it being understood that the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Article VII); or

                  (iii) with the exception of Losses associated with items set forth in Section 3.16(a) of the Disclosure Schedule, (A) any Releases of Hazardous Material requiring an investigation or remediation under any applicable Environmental Law at, on, under, migrating from (but only to the extent migrating on or prior to the Closing) or to, or transported from (but only to the extent transported on or prior to the Closing) the Real Property, or any property formerly owned, leased, occupied or used by the Sellers, Century CP or the Business but only during the period in which such former property was owned, leased, occupied or used by any such Person, in any such case on or prior to the Closing; or any continuing migration of such Hazardous Material from the Real Property after the Closing (including, without limitation, any Remedial Action at any time after the Closing relating to such Hazardous Material), except (I) in respect of matters set forth in Section 3.16(a) of the Disclosure Schedule, if the Purchaser's actions or inactions are the cause of such off-site migration or (II) in respect of any other pre-Closing disposal or Release at the Real Property, if the Purchaser's negligence is the cause of such off-site migration; (B) any Environmental Claim arising at any time that relates to the Sellers, Century CP, the Business or the Real Property on or prior to the Closing; or (C) any noncompliance with or violation of any applicable Environmental Law or Environmental Permit relating in any way to the Sellers or the Business on or prior to the Closing, or any continuation of such violation or non-compliance after the Closing; or

                  (iv) Liabilities relating to or arising from employee claims described in Section 2.02(b)(iv) to the extent such claims exceed the amount described in such Section; or

                  (v) without prejudice to Section 6.07, any action taken by the PBGC relating to the defined benefit pension plans maintained prior to the Closing by the Sellers for the Transferred Employees or to the assets of the Sellers which are not the Shares and Rolling Assets purchased hereunder; or

                  (vi) Liabilities arising from or related to any failure to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement; or

                  (vii)    the Excluded Liabilities; or

                  (viii) except as otherwise provided in Article VI, Liabilities for benefits, or under any of Century CP's Plans; or

                  (ix) Liabilities relating to or arising out of Actions brought against Century CP (other than worker's compensation claims) associated with employment actions, omissions or events, including, without limitation, employment discrimination claims, and claims for workplace related injuries by employees which occurred or were incurred or accrued on or before the Closing Date, but only to the extent such Liabilities (together with all Liabilities relating to or arising from employee claims described in Section 2.02(b)(iv)), individually or in the aggregate, exceeded $600,000; or

                  (x) all Liabilities of Century CP in the nature of product liability claims relating to or arising out of allegations of personal injury or property damage suffered by any third party (A) on or prior to the Closing Date or (B) attributable to products sold or shipped, or Inventory purchased or manufactured, in each case in respect of the conduct of the Rolling Business on or prior to the Closing Date; or

                  (xi) Liabilities under Environmental Laws relating to or arising out of (A) Hazardous Material transported from the Vernon Owned Real Property pre-Closing; (B) any off-site migration of Hazardous Material resulting from any pre-Closing off-site disposal or Release of such Hazardous Material; (C) any off-site migration of Hazardous Material from the Vernon Owned Real Property resulting from any pre-Closing disposal or Release at the Vernon Owned Real Property, except (I) in respect of matters set forth in Section 3.16(a) of the Disclosure Schedule, if the Purchaser's actions or inactions are the cause of such off-site migration or (II) in respect of any other pre-Closing disposal or Release at the Vernon Owned Real Property, if the Purchaser's negligence is the cause of such off-site migration; and
         (D) any on-site PCB contamination existing or occurring on or before the Closing at the Vernon Owned Real Property, or any off-site PCB contamination, whether existing or occurring before or after the Closing, resulting from or arising out of operations at the Vernon Owned Real Property on or before the Closing, in each case requiring investigation or remediation or other action under applicable Environmental Law; it being understood that for purposes of this clause 9.02(a)(xi)(D), "Environmental Laws" include regulations adopted by the State of California or a subdivision thereof after the Closing Date pursuant to statutes enacted before the Closing Date; or

                  (xii) Indebtedness of Century CP, other than obligations under equipment leases that have, or should have, been recorded as capital leases.

                  (b) To the extent that the Sellers' undertakings set forth in this Section 9.02 may be unenforceable, each Seller shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by a Purchaser Indemnified Party.

                  (c) The Sellers shall not be required to indemnify any Purchaser Indemnified Party under (1) Section 9.02(a)(i) (except to the extent a claim relates to or arises from the breach of any representation or warranty contained in Sections 3.01 (other than the second sentence thereof) or 3.31),
(2) Section 9.02(a)(ii), (3) Section 9.02(a)(iii) (except to the extent a claim relates to or arises from the Excluded Liabilities set forth in Section 2.02(b)(vi) (other than Section 2.02(b)(vi)(C) or Section 9.02(a)(xi) (other than Section 9.02(a)(xi)(C)), for which there is no indemnity limit) and (4)
Section 9.02(a)(v), unless (x) such claim or demand involves Losses in excess of $50,000 and (y) the aggregate amount of all Losses for which indemnity is due exceeds $2,000,000, after which (subject to Section 9.06) the Sellers shall be obligated for all Losses of the Purchaser Indemnified Parties in excess of such amount. Claims or demands which are based on the same or similar or related facts shall be treated as a single claim when determining whether the threshold set out in Section 9.02(c)(x) has been reached. Any indemnifiable liability with respect to any breach or non-performance by the Sellers of a representation, warranty or covenant shall be limited to the amount of damages sustained by a Purchaser Indemnified Party by reason of such breach or non-performance net of any reserves provided for such liability on the Reference Balance Sheet.

                  SECTION 9.03. Indemnification by the Purchaser. (a) Subject to
Section 9.01, the Purchaser shall indemnify, defend and hold harmless the Sellers and their Affiliates (other than Century CP), officers, directors, employees, agents, successors and assigns (each a "SELLER INDEMNIFIED PARTY") for any and all Losses actually suffered or incurred by them, arising out of or resulting from:

                  (i) the breach of any representation or warranty made by the Purchaser contained in this Agreement; or

                  (ii) the breach of any covenant or agreement by the Purchaser contained in this Agreement (including, without limitation, any covenant in Article VII); or

                  (iii) any liabilities or obligations resulting from or arising out of the conduct of the Business on or after the Closing Date, except for any liabilities or obligations with respect to which the Sellers are obligated to indemnify a Purchaser Indemnified Party; or

                  (iv) any action taken by the PBGC relating to the New Defined Benefit Plans or to the Shares and Rolling Assets purchased hereunder; or

                  (v) liabilities and obligations arising from employee claims described in Section 2.02(a)(iii) to the extent such claims do not exceed the amounts described in such Section.

                  (b) To the extent that the Purchaser's undertakings set forth in this Section 9.03 may be unenforceable, the Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by a Seller Indemnified Party.

                  SECTION 9.04. Notification of Claims. (a) A party that may be entitled to be indemnified pursuant to Section 9.02 or 9.03 (the "INDEMNIFIED PARTY") shall promptly notify the party liable for such indemnification (the "INDEMNIFYING PARTY") in writing of any pending or threatened claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party ("THIRD PARTY CLAIMS") against the Indemnified Party), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is materially prejudiced by such failure. Subject to the Indemnifying Party's right to defend in good faith Third Party Claims as hereinafter provided, the Indemnifying Party shall (whether in respect of a claim which is not a third party claim or in respect of a Third Party Claim) satisfy or contest its obligations under this Article IX within 15 days after the receipt of written notice thereof from the Indemnified Party.

                  (b) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnified Party may participate in such defense and retain separate counsel at its own cost and expense, without prejudice to the rights of the parties to control the defense of their respective interests. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld).

                  SECTION 9.05. Limits on Environmental Indemnification. (a) The Purchaser and the Sellers, as the case may be, may investigate, or cause to be investigated, the existence or the nature or extent of any release of Hazardous Materials and conduct any Remedial Action at or from the Real Property if such investigation is required by applicable Environmental Laws. The Sellers and the Purchaser shall consult with a view to determining what Remedial Action, if any is required, and any Remedial Action and any compliance activities shall be designed to assure the most cost effective action possible, consistent with applicable Environmental Laws. Any payments or expenses expended as required by a Governmental Order, a written demand for remedial or compliance action or a written demand for payment by any Governmental Authority shall be deemed to be consistent with the exercise of reasonable business judgment. The Purchaser shall mitigate to the extent practicable, any environmental Loss for which indemnification is claimed. If the Purchaser, by expenditure of money, reasonably can mitigate or otherwise reduce or eliminate any environmental Loss for which indemnification otherwise would be claimed, the Purchaser shall take such action and shall be entitled to prompt reimbursement from the Sellers for such expenditures and all related expenses.

                  (b) If the Purchaser and the Sellers are unable, after reasonable inquiry, to determine whether a particular environmental Loss falls within Section 9.02(a)(iii) ("SECTION 9.02(A)(III) LOSS") or Section 9.03 ("SECTION 9.03 LOSS"), the parties shall refer the matter to a mutually acceptable environmental lawyer (the "INDEPENDENT EXPERT"). The Independent Expert shall be experienced in the environmental issues involved in the dispute and shall not in the past have been engaged by either the Purchaser or the Sellers and shall not otherwise be affiliated with either the Purchaser or the Sellers. Within ten (10) Business Days following the selection of the Independent Expert the Purchaser and the Sellers shall each submit to such Independent Expert, in writing not to exceed ten (10) pages in length, such party's proposed resolution of the matter in question, together with reasonable documentary evidence supporting such proposed resolution. The Independent Expert shall have the authority to request additional facts or evidence from each of the parties, and if such Independent Expert so requires, a hearing to present the same. The Independent Expert, shall within 40 Business Days from his or her appointment, make a determination as to whether, and to what extent, such Loss
(i) is a Section 9.02(a)(iii) Loss, (ii) is a Section 9.03 Loss or (iii) in his or her expert opinion, cannot be clearly determined to be either a Section 9.02(a)(iii) Loss or a Section 9.03 Loss in whole or in part. The Independent Expert's determination shall be final and binding on the parties. The costs and expenses of the Independent Expert shall be shared equally by the parties.

                  (c) If the Independent Expert cannot clearly determine whether a particular Loss is, in whole or in part, a Section 9.02(a)(iii) Loss or a
Section 9.03 Loss, the Sellers and the Purchaser will indemnify each other so as to allocate responsibility between themselves, according to the time when such Loss occurs, as follows:


Time Loss Occurs                                      Sellers' Share of      Purchaser's Share of
----------------                                      -----------------      --------------------
                                                      Responsibility            Responsibility
                                                      --------------            --------------
From the Closing Date through one year                     100%                      0%
after the Closing Date

Thereafter through two years after the                     83.3%                   16.7%
Closing Date

Thereafter through three years after                       67.7%                   33.3%
the Closing Date

Thereafter through four years after                          50%                     50%
the Closing Date

Thereafter through five years after                        33.3%                   67.7%
the Closing Date

Thereafter through six years after the                     16.7%                   83.3%
Closing Date

After six years of the Closing Date                           0%                    100%


                  SECTION 9.06. Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from the Sellers arising out of or resulting from the causes enumerated in (a) Section 9.02(a)(i) (with the exception of any Losses relating to arising from the breach of any representation or warranty contained in Sections 3.01 (other than the second sentence thereof) or 3.31) or (b) Section 9.02(a)(iii) (with the exception of any Losses relating to or arising from the Excluded Liabilities set forth in
Section 2.02(b)(vi) (other than Section 2.02(b)(vi)(C)) or Section 9.02(a)(xi) (other than Section 9.02(a)(xi)(C)) for which there is no indemnity limit) shall be an amount equal to $25,000,000.

                  SECTION 9.07. Indemnification Agreements. The parties hereto agree that to the extent the Purchaser or any other Purchaser Indemnified Party may be entitled to indemnification pursuant to either the Vernon Indemnity Agreement or the Ravenswood Indemnity Agreement, on the one hand, or this Agreement, on the other hand, the Purchaser or any other Purchaser Indemnified Party, as the case may be, shall be entitled to seek indemnification under any one or more of such agreements; provided that to the extent a claim is made under one or more of such agreements, the validity of such claim shall be determined separately under each such agreement and to the extent valid under more than one such agreement, the Purchaser may elect under which agreement or agreements the Sellers shall make such indemnification payment (and any amounts payable in respect of such claim shall be determined in accordance with the terms and conditions of the agreement or agreements designated by the Purchaser and such amounts paid shall not be taken into consideration for purposes of determining the deductible or the maximum amount recoverable under any other agreement), provided that any recovery in respect of such claim shall be limited to the amount of Loss in respect of such claim.

                  SECTION 9.08. Exclusive Remedies. The parties hereto acknowledge and agree that following the Closing the indemnification provisions of this Article IX, the Vernon Indemnity Agreement and the Kaiser Indemnity Agreement shall be the sole and exclusive remedies of, on the one hand, the Sellers against the Purchaser, and on the other hand, the Purchaser against the Sellers, for any breach of the representations, warranties, covenants or agreements herein or therein (as applicable in accordance with the terms of the indemnity provisions of each such agreement), except (i) for performance of the obligations set forth in Article II and Sections 5.03, 5.07, and 5.12, (ii) for performance of the obligations set forth in Article VII, as to which the obligations of the parties with respect to indemnification shall be exclusively governed by Article VII, (iii) for injunctive relief or specific performance to the extent available at Law, and (iv) in the event of willful breach, willful misrepresentation or fraud.

                  SECTION 9.09. Sellers' Indemnity Support. The parties hereto agree that for so long as and at such times as the consolidated net worth of Century is less than $200,000,000, at the Seller's option:

                  (a) for so long as the Purchaser shall be entitled to be indemnified pursuant to Article VII or Article IX, the Vernon Indemnity Agreement or the Ravenswood Indemnity Agreement, upon delivery pursuant to Article VII or Section 9.04, the Vernon Indemnity Agreement or the Ravenswood Indemnity Agreement by a Purchaser Indemnified Party of a notice regarding an indemnification claim or potential claim, the Purchaser is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off (for so long as such claim is pending) against any and all amounts due and payable by the Purchaser to the Sellers under this Agreement, any Ancillary Agreement or otherwise an amount equal to the amount of such claim, but in no event shall any such set-off pursuant to this Section 9.09(a) exceed $5,000,000; provided that the Purchaser shall promptly return any amount set off (plus interest thereon accruing at the average of the prime rate applicable during the period of set off) if and to the extent a court or judicial body of applicable jurisdiction shall determine that the Sellers are not liable to the Purchaser Indemnified Party for such claim; or

                  (b) the Sellers shall obtain (and maintain in effect for so long as the Purchaser shall be entitled to be indemnified pursuant to
         Article VII or IX, the Vernon Indemnity Agreement or the Ravenswood Indemnity Agreement) an insurance policy, in form and substance reasonably satisfactory to the Purchaser, issued in favor of the Purchaser and its Affiliates from an insurer acceptable to the Purchaser, in its reasonable judgment, providing at least $5,000,000 of coverage for amounts that are payable by the Sellers to a Purchaser Indemnified Party pursuant to the indemnification provisions set forth in Article VII or IX, the Vernon Indemnity Agreement or the Ravenswood Indemnity Agreement; and the Sellers and the Purchaser agree that the Sellers, on the one hand, and the Purchaser, on the other hand, shall each pay one half of the premiums payable in connection with obtaining and maintaining such insurance policy; provided that in no event shall the Purchaser be required to pay more than $100,000 in the aggregate in premiums or other payments in connection with obtaining and maintaining such insurance policy.


                                    ARTICLE X

                             TERMINATION AND WAIVER

                  SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the Purchaser, if between the date hereof and the time scheduled for the Closing, any Seller or Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Seller or Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization and such proceeding is not dismissed within 90 days, provided that the Purchaser shall not be required to consummate the transactions contemplated by this Agreement until such proceeding has been dismissed; or

                  (b) by the Sellers, if between the date hereof and the time scheduled for the Closing, the Purchaser makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Purchaser seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization and such proceeding is not dismissed within 90 days, provided that the Sellers shall not be required to consummate the transactions contemplated by this Agreement until such proceeding has been dismissed; or

                  (c) by either the Sellers or the Purchaser if the Closing shall not have occurred by January 26, 2000; provided, however, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

                  (d) by either the Purchaser or the Sellers in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this

         Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (e) by the mutual written consent of the Sellers and the Purchaser.

                  SECTION 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement (including, without limitation, Section 5.07) shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 10.02(b), 11.01 and 11.03 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement.

                  SECTION 10.03. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.


                                   ARTICLE XI

                               GENERAL PROVISIONS

                  SECTION 11.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred, provided that Century shall pay all such costs and expenses incurred by the Sellers.

                  SECTION 11.02. Notices All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

                  (a)      if to the Sellers:

                           Century Aluminum Company
                           2511 Garden Road
                           Building A, Suite 200
                           Monterey, California 93490
                           Telecopy:  (831) 642-9328
                           Attention:  General Counsel and
                           Chief Administrative Officer

                           with a copy to:

                           Curtis, Mallet-Prevost, Colt & Mosle
                           101 Park Avenue
                           New York, NY  10178
                           Telecopy:  (212) 697-1559
                           Attention:  Matias A. Vega, Esq.

                  (b)      if to the Purchaser:

                           Pechiney Rolled Products LLC
                           8770 West Bryn Mawr Avenue
                           Telecopy: (773) 399-3527
                           Attention: Eileen Burns Lerum

                           with a copy to:

                           Pechiney
                           7, place du Chancelier Adenauer
                           75016 Paris
                           France
                           Telecopy: (33-1) 56 28 33 07
                           Attention: Mark L. Cohen

                           and

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, NY  10022
                           Telecopy:  (212) 848-7179
                           Attention:  David W. Heleniak, Esq.
                           Alfred J. Ross, Jr., Esq.


                  SECTION 11.03. Public Announcements. Until a public announcement has been made pursuant to this Section 11.03, except as may be required by Law or stock exchange rules, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement. Notwithstanding the foregoing, where an announcement is required by Law or stock exchange rules, the party required to make such an announcement shall notify the other parties of such requirement (and provide a copy of such announcement to the other parties) as soon as practicable in advance of such announcement and, to the extent practical, take the views of the other parties in respect of such announcement into account prior to making such announcement.

                  SECTION 11.04. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                  SECTION 11.06. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Sellers and the Purchaser with respect to the subject matter hereof.

                  SECTION 11.07. Assignment. This Agreement may not be assigned without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers and the Purchaser); provided, however, that prior to the Closing the Purchaser may assign this Agreement to an Affiliate of the Purchaser without the consent of the Sellers.

                  SECTION 11.08. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of the Sellers or Century CP, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

                  SECTION 11.09. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto or (b) by a waiver in accordance with Section 10.03.

                  SECTION 11.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in the City of New York.

                  SECTION 11.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                     CENTURY ALUMINUM COMPANY



                                     By    /s/ Craig A. Davis
                                           ----------------------------
                                        Name:
                                        Title:



                                     CENTURY ALUMINUM OF WEST VIRGINIA, INC.



                                     By     /s/  Gerald J. Kitchen
                                           ----------------------------
                                        Name: Gerald J. Kitchen
                                        Title:  Vice President



                                     PECHINEY ROLLED PRODUCTS LLC


                                     By    /s/  J.M. Schemm
                                           ----------------------------
                                        Name:  J.M. Schemm
                                        Title: Vice President

EXHIBITS
--------
A        Assumption Agreement
B        Bill of Sale
C        Deed
D        Management Services Agreement
E        Molten Aluminum Purchase Agreement
F        Ravenswood Indemnity Agreement
G        Vernon Indemnity Agreement



SCHEDULES
---------
1.01(a)       Leased Real Property
1.01(b)       Current Assets and Current Liabilities
1.01(c)       Permitted Property Encumbrances
1.01(d)       Senior Managers
1.01(e)       Ravenswood Owned Real Property
1.01(f)       Vernon Owned Real Property
8.02(r)       Easements